SCHEDULE 14A

(Rule 14a-101)

INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934 (Amendment No. )

Filed by the Registrant [x]
Filed by a Party other than the Registrant [_]

Check the appropriate box:
[_]  Preliminary Proxy Statement                  [_] Soliciting Material Under Rule
[_]  Confidential, For Use of the                        14a-12
       Commission Only (as permitted
       by Rule 14a-6(e)(2))
[x]  Definitive Proxy Statement
[_]  Definitive Additional Materials

McCormick & Company, Incorporated
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(Name of Registrant as Specified In Its Charter)

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(Name of Person(s) Filing Proxy Statement, if Other Than the Registrant)

Payment of Filing Fee (Check the appropriate box):
[x]  No fee required.
[_] Fee computed on table below per Exchange Act Rules 14a-6(i)(4) and 0-11.

1)  Title of each class of securities to which transaction applies:
____________________________________________________________________________________
2)  Aggregate number of securities to which transaction applies:
3)  Per unit price or other underlying value of transaction computed pursuant to Exchange Act Rule 0-11 (set forth the amount on which the filing fee is calculated and state how it was determined):
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____________________________________________________________________________________
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[_] Check box if any part of the fee is offset as provided by Exchange Act Rule 0-11(a)(2) and identify the filing for which
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      schedule and the date of its filing.
____________________________________________________________________________________
      1) Amount previously paid:
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      3) Filing Party:
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      4) Date Filed:

McCORMICK & COMPANY, INCORPORATED
18 Loveton Circle
Sparks, Maryland 21152

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS TO BE HELD APRIL 2, 2008

     The Annual Meeting of Stockholders of McCormick & Company, Incorporated will be held at the Hunt Valley Inn, 245 Shawan Road, Hunt Valley, Maryland at 10:00 a.m. on April 2, 2008, for the purpose of considering and acting upon:

(1)	the election of directors to act until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified;

(2)	the approval of the 2007 Omnibus Incentive Plan, which is attached as Exhibit A to the Proxy Statement and which has been adopted by the Board of Directors subject to the approval of the stockholders;

(3)	the ratification of the appointment of Ernst & Young LLP as the Independent Registered Public Accounting Firm of McCormick to serve for the 2008 fiscal year; and

(4)	any other matters that may properly come before such meeting or any adjournments thereof.

     The Board of Directors has fixed the close of business on January 4, 2008 as the record date for the determination of stockholders entitled to notice of, and to vote at, the Annual Meeting or any adjournments thereof. Only holders of Common Stock shall be entitled to vote. Holders of Common Stock Non-Voting are welcome to attend and participate in the Annual Meeting.

     IF YOU ARE A HOLDER OF COMMON STOCK, A PROXY CARD IS ENCLOSED. PLEASE VOTE YOUR PROXY PROMPTLY BY INTERNET, TELEPHONE OR BY MAIL AS DIRECTED ON THE PROXY CARD IN ORDER THAT YOUR STOCK MAY BE VOTED AT THE ANNUAL MEETING. YOU MAY REVOKE THE PROXY AT ANY TIME BEFORE IT IS VOTED BY SUBMITTING A LATER DATED PROXY CARD OR BY SUBSEQUENTLY VOTING VIA INTERNET OR TELEPHONE OR BY ATTENDING THE ANNUAL MEETING AND VOTING IN PERSON.

February 20, 2008	Robert W. Skelton
Secretary

PROXY STATEMENT

GENERAL INFORMATION

     This proxy statement is furnished on or about February 20, 2008 to the holders of Common Stock in connection with the solicitation by the Board of Directors of McCormick of proxies to be voted at the Annual Meeting of Stockholders or any adjournments thereof. Any proxy given may be revoked at any time before it is voted by submitting a later dated proxy card, or by subsequently voting via Internet or telephone or by attending the Annual Meeting and voting in person. Such right of revocation is not limited or subject to compliance with any formal procedure. Attending the Annual Meeting will not automatically revoke a stockholder’s prior Internet or telephone vote or the stockholder’s proxy. The shares represented by all proxies received will be voted in accordance with the instructions contained in the proxies. The cost of the solicitation of proxies will be borne by McCormick. In addition to the solicitation of proxies by use of the mails, officers and regular employees of McCormick may solicit proxies by telephone, electronic mail or personal interview. We also may request brokers and other custodians, nominees, and fiduciaries to forward proxy soliciting material to the beneficial owners of shares held of record by such persons, and McCormick may reimburse them for their expenses in so doing.

     At the close of business on January 4, 2008, there were 12,840,408 shares of Common Stock outstanding, which constitute all of the outstanding voting shares of McCormick. Except for certain voting limitations imposed by our Charter on beneficial owners of 10% or more of the outstanding shares of Common Stock, each share of Common Stock is entitled to one vote. Only holders of record of shares of Common Stock at the close of business on January 4, 2008 will be entitled to vote at the Annual Meeting or any adjournments thereof.

     References in this proxy statement to “Common Stock” do not refer to shares of Common Stock Non-Voting, which are not entitled to vote at the Annual Meeting.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF PROXY MATERIALS FOR THE
STOCKHOLDERS MEETING TO BE HELD ON APRIL 2, 2008.

     The proxy statement, McCormick’s Annual Report to Stockholders,  and McCormick’s Annual Report on SEC Form 10-K are available at www.proxyvote.com for holders of Common Stock, and at www.investorEconnect.com for holders of Common Stock Non-Voting.

PRINCIPAL STOCKHOLDERS

     On January 4, 2008, The McCormick 401(k) Retirement Plan (the “Plan”) held 2,920,564 shares of Common Stock, which represented 22.7% of the outstanding shares of Common Stock as of that date. The address for the Plan is 18 Loveton Circle, Sparks, Maryland 21152. The Plan is not the beneficial owner of the shares of Common Stock for purposes of the voting limitations described in our Charter. Each Plan participant has the right to vote all shares of Common Stock allocated to such participant’s Plan account. The Plan’s Investment Committee possesses investment discretion over the shares of Common Stock, except that, in the event of a tender offer, each participant of the Plan is entitled to instruct the Investment Committee as to whether to tender Common Stock allocated to such participant’s account. The members of the Investment Committee for the 2008 fiscal year are Paul C. Beard, Vice President – Finance & Treasurer, Joyce L. Brooks, Assistant Treasurer – Financial Services, James E. Dunn, Jr., Vice President – Compensation & Benefits, Kenneth A. Kelly, Jr., Vice President & Controller, Robert W. Skelton, Senior Vice President, General Counsel & Secretary and Gordon M. Stetz, Jr., Executive Vice President & Chief Financial Officer.

     Harry K. Wells, whose address is P. O. Box 409, Riderwood, Maryland 21139, held in two trusts 1,043,246 shares of Common Stock as of January 4, 2008, representing 8.1% of the outstanding shares of Common Stock.

CORPORATE GOVERNANCE

Corporate Governance Guidelines

     McCormick has adopted Corporate Governance Guidelines, which are available on its website at www.mccormick.com under “Our Company – Investors,” then “Governance Guidelines.” These Guidelines contain general principles regarding the function of McCormick’s Board of Directors and Board committees. The Guidelines are reviewed on an annual basis by the Nominating/Corporate Governance Committee of the Board, which submits to the Board for approval any changes deemed desirable or necessary.

Independence of Directors

     McCormick’s Corporate Governance Guidelines require that a majority of the Board of Directors be comprised of independent directors. For a director to be considered independent under the Listing Standards of the New York Stock Exchange (the “NYSE”), the Board must affirmatively determine that the director has no direct or indirect material relationship with McCormick. The NYSE’s director independence guidelines are incorporated in McCormick’s Corporate Governance Guidelines, which are used by the Board in making independence determinations. The Board has determined that the following directors are independent: John P. Bilbrey, James T. Brady, J. Michael Fitzpatrick, Freeman A. Hrabowski, III, Michael D. Mangan, Joseph W. McGrath, Margaret M.V. Preston, George A. Roche and William E. Stevens.

     In connection with these independence determinations, the Board considered the fact that John P. Bilbrey is an executive officer of The Hershey Company. A commercial relationship exists between McCormick and The Hershey Company; however, the Board has determined that the commercial relationship is not material. The Board, in reaching its determination, considered the fact that (1) the payments made to McCormick by The Hershey Company are substantially less than 2% of the consolidated gross revenues of The Hershey Company; (2) Mr. Bilbrey does not participate in the negotiation of the commercial transactions on behalf of The Hershey Company, nor has he been involved in the execution of the commercial transactions between McCormick and The Hershey Company since their inception; and (3) the products supplied by McCormick to The Hershey Company are readily available from other sources of supply. For these reasons, the Board has concluded that the transactions between McCormick and The Hershey Company do not constitute a material relationship.

Qualification for Board Membership

     The Board has the responsibility for nominating candidates for election to the Board and for filling vacancies on the Board as they arise. In evaluating potential candidates, the Board considers the qualifications listed in McCormick’s Corporate Governance Guidelines including the requirement that nominees should possess the highest personal and professional ethics, integrity and values and be committed to representing the long-term interests of the stockholders. Nominees should be selected on the basis of their business and professional experience and qualifications, public service, diversity of background, and availability. In addition, it is expected that each non-executive Director will acquire, within five years after his or her election to the Board, a number of shares having a value at least equal to four times the annual retainer paid to such member for service on the Board. Further, in January 2008, McCormick’s Corporate Governance Guidelines were revised to add the requirement that no McCormick Director may serve on the boards of more than four other publicly traded companies while serving on McCormick’s Board. All nominees are in compliance with these requirements.

Process for Nominating Potential Director Candidates

     The Nominating/Corporate Governance Committee of the Board is responsible for identifying, screening and selecting potential candidates for Board membership and for recommending qualified candidates to the full Board for nomination. In evaluating potential candidates, the Committee considers the qualifications listed in McCormick’s Corporate Governance Guidelines. From time to time, the Committee retains search firms to assist with the selection process. The Committee also considers recommendations of potential candidates from stockholders. The Committee applies the same standards in evaluating candidates submitted by stockholders as it does in evaluating candidates submitted by other sources. Suggestions regarding potential director candidates, together with the supporting information concerning the potential candidate’s qualifications, should be submitted in writing to:

     Nominating/Corporate Governance Committee
     McCormick & Company, Incorporated
     c/o Corporate Secretary
     18 Loveton Circle
     Sparks, Maryland 21152

Policies and Procedures Regarding Transactions with a Related Person

     McCormick maintains a written related person transactions procedure that is administered by members of McCormick’s management (as described below) and the Audit Committee of the Board. The written procedure applies to any transaction with a related person (as such term is defined by Item 404(a) of Regulation S-K under the Securities Exchange Act of 1934 (the “Exchange Act”)) in which McCormick is a participant and in which a related person has or will have a direct or indirect material interest, except for:

  a transaction involving $120,000 or less when aggregated with all similar transactions;
  a transaction involving compensation to an executive officer that is approved by the Board of Directors or the Compensation Committee of the Board of Directors;
  a transaction involving compensation to a director or director nominee that is approved by the Board of Directors or the Compensation Committee or the Nominating/Corporate Governance Committee of the Board of Directors;
  a transaction where the related person’s interest arises from such person’s position as a director of another entity that is a party to the transaction;
  a transaction where the related person’s interest arises from direct or indirect ownership of less than a 10% equity interest in another entity that is a party to the transaction; and
  any other transaction that is not required to be disclosed pursuant to Item 404 of Regulation S-K under the Exchange Act.

     The procedure provides that any actual or proposed related person transaction that is identified during McCormick’s quarterly management certification process is reviewed and analyzed by McCormick’s corporate controllership, legal staff, financial executives and operating unit general managers (collectively, the “Management Reviewers”). If the transaction is deemed to be immaterial to McCormick and/or if the commercial terms of the transaction are consistent with commercial terms of comparable arms’ length transactions with unrelated third parties, the transaction is referred to McCormick’s Chief Executive Officer and Chief Financial Officer for review and disposition. If, however, the actual or proposed transaction is deemed material to McCormick and/or if the commercial terms of the transaction are more favorable to the related person than the commercial terms of comparable arms’ length transactions with unrelated third parties, the transaction is reviewed by the Chief Executive Officer and Chief Financial Officer, together with the Management Reviewers. If, following this review, the actual or proposed transaction is to be ratified or accepted, as applicable, or if the Chief Executive Officer or the Chief Financial Officer has a direct or indirect material interest in the actual or proposed transaction, the transaction is submitted to the Audit Committee for review and disposition.

     The Audit Committee also receives a copy of the report generated for each related person transaction identified and reviewed by the Management Reviewers and Chief Executive Officer and Chief Financial Officer. As a general rule, any employee or director who has a direct or indirect material interest in an actual or proposed related person transaction will not participate in the review and disposition of the transaction. Waivers or exceptions to McCormick’s policy and procedure relating to related person transactions may be granted by the Management Committee and the Audit Committee (to the extent that such exception relates to the rights and obligations of the Audit Committee under the procedure).

Code of Conduct

     McCormick’s business is conducted by its employees under the leadership of its Chief Executive Officer and under the oversight and direction of its Board for purposes of enhancing the long-term value of McCormick for its stockholders. McCormick’s management and the Board of Directors believe that the creation of long-term value requires McCormick to conduct its business honestly and ethically as well as in accordance with applicable laws. McCormick has a Business Ethics Policy, which was first adopted by the Board more than 20 years ago, and which is reviewed annually by management and the Audit Committee of the Board and amended as circumstances warrant. The Policy is administered by McCormick’s General Counsel under the supervision of the Chief Executive Officer and the Audit Committee. McCormick’s Business Ethics Policy is available on its website at www.mccormick.com under “Our Company – Investors,” then “Business Ethics Policy.”

     The Audit Committee has established procedures for employees to submit confidential and anonymous reports of suspected illegal or unethical behavior, violations of McCormick’s Business Ethics Policy, or concerns regarding accounting, internal controls over financial reporting, or auditing matters. Anonymous reports may be made to a confidential “hotline” service, which may be accessed by telephone and e-mail.

Executive Session

     Pursuant to McCormick’s Corporate Governance Guidelines, the independent directors of the Board meet in regularly scheduled sessions without the presence of management. The chair of these executive sessions rotates among the chairs of the Board Committees.

Communications with the Board of Directors

     Stockholders and other interested parties may communicate with one or more members of McCormick’s Board by writing to the Board, or a specific director at:

     Board of Directors (or specific director)
     McCormick & Company, Incorporated
     c/o Corporate Secretary
     18 Loveton Circle
     Sparks, Maryland 21152

Available Information

     McCormick’s website address is www.mccormick.com. McCormick makes available free of charge through its website its annual report on Form 10-K, quarterly reports on Form 10-Q, current reports on Form 8-K and amendments to those reports filed or furnished pursuant to Section 13(a) or 15(d) of the Exchange Act as soon as reasonably practicable after such documents are electronically filed with, or furnished to, the Securities and Exchange Commission (“SEC”). McCormick’s website also includes McCormick’s Corporate Governance Guidelines, Business Ethics Policy and the charters of its Audit Committee, Compensation Committee and Nominating/Corporate Governance Committee. These documents are also available in print to any shareholder upon request.

PROPOSAL ONE
ELECTION OF DIRECTORS

     During 2007, Mr. Robert J. Lawless announced his retirement as Chief Executive Officer effective January 1, 2008. Since January 1, Mr. Lawless has continued to serve as non-executive Chairman of the Board. Also during 2007, Mr. Francis A. Contino announced his retirement from McCormick effective July 1, 2008, and is therefore not standing for re-election to the Board of Directors. Mr. Contino has served as a director since 1998. We are grateful for their dedicated service to McCormick, its employees and stockholders.

     Messrs. Alan D. Wilson and Joseph W. McGrath joined the Board of Directors on November 27, 2007. Messrs. Wilson and McGrath have not previously stood for election to the Board at any Annual Meeting of Stockholders. The Nominating/Corporate Governance Committee has retained a third-party search firm to assist the Committee with the identification of potential new Board members. Mr. McGrath was identified and recommended to the Committee by the search firm. In addition to the search firm’s own search activities, the Committee solicits suggestions from current Board members regarding candidates for the Committee’s consideration. Mr. Wilson was named President and Chief Executive Officer of McCormick effective January 1, 2008.

     The persons listed in the following table have been nominated for election as directors to serve until the next Annual Meeting of Stockholders or until their respective successors are duly elected and qualified. Management has no reason to believe that any of the nominees will be unavailable for election. In the event one of the nominees is unable to serve on the Board, or will not serve for good cause, the proxy holders will have discretionary authority for the election of any person to the office of such nominee. Alternatively, the Board may elect to reduce the size of the Board.

     The following table shows, as of January 4, 2008, the names and ages of all nominees, the principal occupation and business experience of each nominee during the last five years, the year in which each nominee was first elected to the Board, the amount of McCormick stock beneficially owned by each nominee, and directors and executive officers as a group, and the nature of such ownership. Except as shown in the table or footnotes, no nominee or executive officer owns more than 1% of either class of McCormick Common Stock.

     Required Vote of Stockholders. The affirmative vote of a majority of all votes cast by holders of the shares of McCormick Common Stock present in person or by proxy at a meeting at which a quorum is present is required for the election of each nominee.

     The Board of Directors recommends that stockholders vote FOR each of the nominees listed below.

				Amount and Nature of
				Beneficial Ownership (1)
			Year First
		Principal Occupation &	Elected		Common
Name	Age	Business Experience	Director	Common	Non-Voting
John P. Bilbrey	51	Senior Vice President of The	2005	8,472	3,250
		Hershey Company (2003 to
		present); President of Hershey
		North America (2008 to present);
		President of Hershey International
		(2003 to 2007); Executive Vice
		President, Sales of Mission Foods
		(2003); President and Chief
		Executive Officer, Group Danone,
		Danone Waters of North America
		(2001 to 2002)

James T. Brady	67	Managing Director –	1998	15,121	12,928
		Mid-Atlantic, Ballantrae
		International, Ltd. (1999 to
		present)

				Amount and Nature of
				Beneficial Ownership (1)
			Year First
		Principal Occupation &	Elected		Common
Name	Age	Business Experience	Director	Common	Non-Voting
J. Michael Fitzpatrick	61	Chairman and Chief Executive	2001	25,400	12,625
		Officer of Citadel Plastics
		Holdings, Inc. (2007 to present);
		Retired Executive (2005 to 2007);
		President & Chief Operating
		Officer, Rohm and Haas Company
		(1999 to 2005)

Freeman A. Hrabowski, III	57	President, University of Maryland	1997	31,849	23,049
		Baltimore County (1992 to
		present)

Robert J. Lawless	61	Chairman of the Board (1999 to	1994	1,699,009 (2)	594,121
		present); President (1996 to 2006);		(10.7%)
		Chief Executive Officer (1997 to
		2007)

Michael D. Mangan	51	Senior Vice President, Chief	2007	1,500	500
		Financial Officer, The Black &
		Decker Corporation (2000 to
		present)

Joseph W. McGrath	55	President and Chief Executive	2007	—	—
		Officer Unisys Corporation (2005
		to present); President and Chief
		Operating Officer (2004 to 2005);
		Executive Vice President and
		President of Unisys Enterprise
		Transformation Services (2002 to
		2004); Executive Vice President
		& President of Unisys Global
		Industries (2000 to 2002)

Margaret M.V. Preston	50	Senior Vice President, Market	2003	16,407	7,625
		Executive, US Trust, Bank
		of America Private Wealth
		Management, Banc of America
		Investment Services, Inc. (2006 to
		present); Executive Vice President,
		Mercantile Safe Deposit & Trust
		Company (2002 to 2006)

George A. Roche	66	Retired executive (2007 to	2007	1,500	500
		present); Chairman and President,
		T. Rowe Price Group, Inc. (1997
		to 2006)

William E. Stevens	65	Chairman, BBI Group (2000 to	1988	33,845	39,025
		present); Chairman and Chief
		Executive Officer, Wesmark
		Group (1999 to 2001)

				Amount and Nature of
				Beneficial Ownership (1)
			Year First
		Principal Occupation &	Elected		Common
Name	Age	Business Experience	Director	Common	Non-Voting
Alan D. Wilson	50	President & Chief Executive	2007	286,776	91,797
		Officer (2008 to present);		(1.8%)
		President & Chief Operating
		Officer (2007), President, North
		American Consumer Foods &
		Supply Chain (2005 to 2006);
		President, U.S. Consumer Foods
		(2003 to 2005); Vice President
		& General Manager, Sales &
		Marketing U.S. Consumer Foods
		(2001 to 2003)

Directors and Executive				3,793,738	1,291,442
Officers as a Group				(23.8%)
(19 persons)
____________________

(1)	Includes shares of Common Stock and Common Stock Non-Voting beneficially owned by directors and executive officers alone or jointly with spouses, minor children and relatives (if any) who have the same home as the director or executive officer. Also includes the following numbers of shares which could be acquired within 60 days of January 4, 2008 pursuant to the exercise of stock options and/or the vesting of restricted stock units: Mr. Bilbrey – 4,000 shares of Common Stock, 3,000 shares of Common Stock Non-Voting; Mr. Brady – 9,000 shares of Common Stock, 8,000 shares of Common Stock Non-Voting; Dr. Fitzpatrick – 13,375 shares of Common Stock, 12,375 shares of Common Stock Non-Voting; Dr. Hrabowski – 21,375 shares of Common Stock, 20,375 shares of Common Stock Non-Voting; Mr. Lawless – 1,364,131 shares of Common Stock, 456,019 shares of Common Stock Non-Voting; Mr. Mangan – 1,500 shares of Common Stock, 500 shares of Common Stock Non-Voting; Ms. Preston – 8,375 shares of Common Stock, 7,375 shares of Common Stock Non-Voting; Mr. Roche – 1,500 shares of Common Stock, 500 shares of Common Stock Non-Voting; Mr. Stevens – 13,375 shares of Common Stock, 12,375 shares of Common Stock Non-Voting; Mr. Wilson – 260,137 shares of Common Stock, 86,712 shares of Common Stock Non Voting; and directors and executive officers as a group – 3,077,126 shares of Common Stock, 1,024,002 shares of Common Stock Non-Voting. Also includes shares of Common Stock which are beneficially owned by virtue of participation in the McCormick 401(k) Retirement Plan: Mr. Lawless – 17,708 shares of Common Stock; and executive officers as a group – 74,686 shares of Common Stock. Further includes shares of Common Stock which are beneficially owned by virtue of participation in the Deferred Compensation Plan: Mr. Bilbrey – 3,147 shares of Common Stock; Dr. Fitzpatrick – 8,633 shares of Common Stock; Dr. Hrabowski – 4,724 shares of Common Stock; Mr. Lawless – 53,555 shares of Common Stock; Ms. Preston – 5,663 shares of Common Stock; Mr. Wilson – 900 shares of Common Stock.
(2)	Includes 93,342 shares of Common Stock Non-Voting held in a charitable trust for the Lawless Family Foundation. Mr. Lawless serves as trustee of the trust. Mr. Lawless disclaims beneficial ownership of such shares.

     The following table shows, as of January 4, 2008, the names, ages and principal occupation of four additional officers who are among the named executive officers in the Summary Compensation Table, the amount of McCormick stock beneficially owned by each such executive officer, and the nature of such ownership. Except as shown in the table or footnotes, no executive officer owns more than 1% of either class of McCormick Common Stock.

			Amount and Nature of
			Beneficial Ownership (1)
				Common
Name	Age	Principal Position	Common	Non-Voting
Francis A. Contino	62	Executive Vice President Strategic	466,327 (3)	111,971 (3)
		Planning; Chief Financial Officer (2)	(2.9%)

Gordon M. Stetz, Jr.	47	Executive Vice President & Chief	72,318	23,595
		Financial Officer (November 2007
		to present); Vice President, Finance &
		Chief Financial Officer – Europe,
		Middle East & Africa (2005
		to 2007); Vice President,
		Finance & Administration, U.S.
		Consumer Products Division (2002
		to 2005); Vice President,
		Acquisitions & Financial Planning
		(1998 to 2002)

Mark T. Timbie	53	President – North American	204,631	69,654
		Consumer Foods	(1.3%)

Lawrence E. Kurzius	50	President – Europe, Middle East	108,605	28,830
		& Africa
____________________

(1)	Includes shares of Common Stock and Common Stock Non-Voting beneficially owned by directors and executive officers alone or jointly with spouses, minor children and relatives (if any) who have the same home as the director or executive officer. Also includes the following numbers of shares which could be acquired within 60 days of January 4, 2008 pursuant to the exercise of stock options and/or the vesting of restricted stock units: Mr. Contino – 392,410 shares of Common Stock, 105,804 shares of Common Stock Non-Voting; Mr. Stetz – 60,415 shares of Common Stock, 18,099 shares of Common Stock Non-Voting; Mr. Timbie – 169,883 shares of Common Stock, 56,629 shares of Common Stock Non-Voting and Mr. Kurzius – 86,487 shares of Common Stock, 28,830 shares of Common Stock Non-Voting. Also includes shares of Common Stock which are beneficially owned by virtue of participation in the McCormick 401(k) Retirement Plan: Mr. Contino – 28,086 shares of Common Stock and Mr. Stetz – 985 shares of Common Stock.
(2)	As previously announced on July 2, 2007, Gordon M. Stetz, Jr. was named Executive Vice President & Chief Financial Officer, effective November 1, 2007. Mr. Contino continues to serve as Executive Vice President – Strategic Planning until his retirement on July 1, 2008.
(3)	Includes 8,372 shares of Common Stock and 5,405 shares of Common Stock Non-Voting held in a charitable trust for the Contino Family Foundation, and 27,137 shares of Common Stock held by the Contino Family Irrevocable Trust. Mr. Contino serves as a trustee of both trusts. Mr. Contino disclaims beneficial ownership of such shares.

     From time to time, McCormick purchases shares of Common Stock and Common Stock Non-Voting from employees and others under its share repurchase program. During fiscal 2007, a number of employees sold shares to McCormick under this program. On July 3, 2007, Mr. Contino sold 16,092 shares of Common Stock to McCormick for an aggregate of $607,312.

Board Committees

     The Board of Directors has appointed the following Board Committees:

Audit Committee. The Audit Committee assists the Board of Directors in fulfilling its oversight responsibility relating to:

  the integrity of McCormick’s financial statements, the financial reporting process, and internal controls over financial reporting;
  the performance of McCormick’s internal audit function;
  the appointment, engagement and performance of McCormick’s independent registered public accounting firm and the evaluation of the independent registered public accounting firm’s qualifications and independence; and
  compliance with McCormick’s ethics and confidential information policies and legal and regulatory requirements, including McCormick’s disclosure controls and procedures.

     In so doing, it is the responsibility of the Audit Committee to maintain free and open communication between the Committee, the independent registered public accounting firm, the internal auditors, and management of McCormick and to resolve any disagreements between management and the independent registered public accounting firm regarding financial reporting. The Committee also performs other duties and responsibilities set forth in a written Charter approved by the Board of Directors. The Charter of the Audit Committee is available on McCormick’s website at www.mccormick.com under “Our Company – Investors,” then “Board Committees.” The Audit Committee held 11 meetings during fiscal 2007.

     The Board and the Nominating/Corporate Governance Committee have determined that all members of the Committee satisfy the independence requirements of the NYSE’s Listing Standards, the rules adopted by the SEC and McCormick’s Corporate Governance Guidelines. Except for Mr. Brady, no member of the Audit Committee serves on the Audit Committee of more than three public companies. Mr. Brady, who is Chairman of the Audit Committee, currently serves on the audit committees of three other public companies. The Board has determined that such service does not impair the ability of Mr. Brady to effectively serve on McCormick’s Audit Committee. The Board of Directors has also determined that all members also qualify as “audit committee financial experts” under SEC rules. At the beginning of fiscal 2007, membership on the Committee consisted of Mr. Brady, who served as Chairman, Ms. Preston and Dr. Fitzpatrick. On January 1, 2007, Mr. Mangan succeeded Ms. Preston as a member of the Audit Committee.

Compensation Committee. The Compensation Committee of the Board of Directors has the following principal duties and responsibilities:

  review McCormick’s executive compensation policy and programs to ensure that they (i) effectively motivate the CEO and other executive officers and key employees to achieve our financial goals and strategic objectives, (ii) properly align the interests of these employees with the long-term interests of our stockholders, and (iii) are sufficiently competitive to attract and retain the executive resources necessary for the successful management of our businesses;
  review trends in management compensation, oversee the development of new compensation plans (including performance-based, equity-based and other incentive programs as well as salary, bonus and deferred compensation arrangements) and, when appropriate, make recommendations to the Board regarding new plans and revisions to existing plans;
  annually review and approve corporate goals and objectives relevant to the compensation of McCormick’s CEO and other executive officers and key employees, evaluate the performance of such individuals and approve the compensation for such individuals;
  annually evaluate the compensation of the members of the Board of Directors; and
  review McCormick’s management succession plan for the Chief Executive Officer and other executive officers and key employees.

     These duties and responsibilities are set forth in a written Charter of the Committee which has been approved by the Board of Directors and is available on McCormick’s website at www.mccormick.com under “Our Company- Investors,” then “Board Committees.”

     Pursuant to the Charter, the Committee has the authority to delegate certain of its responsibilities to a subcommittee. The Committee has the authority to administer McCormick’s equity plans for the Chief Executive Officer and other executive officers. The Committee is responsible for all determinations with respect to participation, the form, amount and timing of any awards to be granted to any such participants, and the payment of any such awards. McCormick’s Management Committee has the authority to administer McCormick’s equity plans for all other participants.

     Our Chief Executive Officer provides recommendations to the Compensation Committee with respect to the wage grade level, base salary amounts (within the wage grade level), performance targets for annual incentive and mid-term incentive bonus programs, and any adjustments to the cash value for equity grants for each named executive officer other than himself. These compensation recommendations are based on the peer group market data reviewed by the Committee and the Chief Executive Officer’s subjective review of each officer’s overall performance and contribution to McCormick during the prior year. While the Committee considers the recommendations of the Chief Executive Officer with respect to these elements of compensation, the Committee independently evaluates the recommendations and makes all final compensation decisions. The Chief Executive Officer does not make any recommendations as to his own compensation and such decisions are made solely by the Compensation Committee. For additional information on our Chief Executive Officer’s role in recommending the amount or form of executive compensation during fiscal 2007, see the Compensation Discussion and Analysis below. Other than our Chief Executive Officer, no other executive officer of McCormick had any role in determining or recommending the amount or form of executive or director compensation during fiscal 2007.

     Pursuant to its Charter, the Committee has the sole authority to retain and terminate the services of any outside compensation consultants. During fiscal 2007, the Compensation Committee retained Exequity L.L.P. to provide advice to the Committee on general program design and best practices as well as to assist the Committee in ensuring our executive compensation programs and the levels of compensation paid to our executive officers were competitive with a peer group of companies, as identified in the Compensation Discussion and Analysis below. Exequity reported directly to the Committee. While Exequity performed the general competitive review, as requested by the Committee, Exequity did not determine or recommend any amount or form of executive or director compensation to the Committee with respect to McCormick’s executive officers.

     At the beginning of fiscal 2007, membership on the Compensation Committee consisted of Mr. Beracha, who served as Chairman, Mr. Stevens and Mr. Bilbrey. On January 1, 2007, Mr. Stevens succeeded Mr. Beracha as Chairman of the Committee. On February 1, 2007, Mr. Roche joined the Committee as a member, and on December 1, 2007, Mr. McGrath succeeded Mr. Bilbrey as a member of the Committee. All members of the Committee qualify as independent directors under McCormick’s Corporate Governance Guidelines and the NYSE’s Listing Standards. The Compensation Committee held seven meetings during the past fiscal year.

Nominating/Corporate Governance Committee. The Nominating/Corporate Governance Committee assists the Board by:

  developing and implementing corporate governance guidelines;
  identifying and recommending qualified individuals to serve as members of the Board;
  evaluating and recommending the size and composition of the Board and its Committees (including making determinations concerning composition of the Board and its Committees under the applicable requirements of the SEC and the NYSE); and
  monitoring a process to assess the effectiveness of the Board and its Committees.

     The Committee is also responsible for performing other duties and responsibilities set forth in a written Charter approved by the Board of Directors. The Charter of the Committee and McCormick’s Corporate Governance Guidelines are available on McCormick’s website at www.mccormick.com under “Our Company – Investors,” then “Board Committees.”

     At the beginning of fiscal 2007, membership of the Committee consisted of Dr. Hrabowski, who served as Chairman, and Dr. Fitzpatrick. On January 1, 2007, Ms. Preston joined the Committee. On December 1, 2007, Mr. Bilbrey succeeded Dr. Fitzpatrick as a member of the Committee. The Committee held five meetings during the past fiscal year. All members of the Committee qualify as independent directors under McCormick’s Corporate Governance Guidelines and the NYSE Listing Standards.

Director Attendance at Meetings

     During the past fiscal year, there were seven meetings of the Board. Each incumbent Director attended at least 75% of the total number of meetings of the Board and each of the Board Committees on which he or she served.

     Each year, the Annual Meeting of Stockholders is held on the same day as the Annual Meeting of the Board. Although there is no policy requiring Board members to attend the Annual Meeting of Stockholders, all Board members typically attend both the Annual Meeting of Stockholders and the Annual Meeting of the Board. Last year, all directors attended the Annual Meeting of Stockholders and the Annual Meeting of the Board.

Other Directorships

     Certain individuals nominated for election to the Board of Directors hold directorships in other public companies. Mr. Brady is a director of Constellation Energy Group, Inc., T. Rowe Price Group, Inc. and Nexcen Brands, Inc. (formally Aether Holdings, Inc.). Dr. Hrabowski is a director of Constellation Energy Group, Inc. Mr. Lawless is a director of The Baltimore Life Insurance Company and Constellation Energy Group, Inc. Mr. McGrath is a director of Unisys Corporation. Mr. Stevens is a director of MEMC Electronic Materials, Inc.

COMPENSATION OF DIRECTORS

     The following table sets forth the compensation earned by the Directors for services rendered during the fiscal year ended November 30, 2007 to the non-employee members of its Board of Directors:

	Fees Earned or
	Paid in Cash	Stock Awards	Option Awards	Total
Name	($) (1)	($) (2) (3)	($) (2)	($)
John P. Bilbrey	61,400	64,994	38,326	164,720
James T. Brady	76,500	55,783	45,009	177,292
J. Michael Fitzpatrick	71,800	55,783	45,009	172,592
Freeman A. Hrabowski	68,000	55,783	45,009	168,792
Michael D. Mangan	59,325	55,783	26,218	141,326
Joseph W. McGrath	2,700	—	—	2,700
Margaret M.V. Preston	59,000	64,994	56,123	180,117
George A. Roche	50,625	55,783	26,218	132,626
William E. Stevens	68,825	55,783	45,009	169,617
____________________

(1)	Amounts shown include fees deferred at the election of the director as follows: Mr. Bilbrey - $61,400, Dr. Fitzpatrick - $71,800, Dr. Hrabowski - $68,000 and Ms. Preston - $59,000.
(2)	Amounts shown represent the dollar amount recognized for financial statement reporting purposes during fiscal 2007 for each director, as determined in accordance with FAS 123R, disregarding any estimates based on service-based vesting conditions. Awards include grants of restricted stock units under the Long-Term Incentive Plan and stock options under the Director’s Non-Qualified Stock Option Plan. The restricted stock unit and stock option awards granted to each non-employee director in fiscal 2007 had a full grant date fair value equal to $76,560 and $38,850, respectively, as determined in accordance with FAS 123R. For a discussion of the assumptions used in determining these values, see Note 9 to our 2007 audited financial statements.
(3)	Amounts shown include restricted stock units granted in 2007 and deferred at the election of each of the following directors: Messrs. Bilbrey and Brady, Drs. Fitzpatrick and Hrabowski and Ms. Preston.

     The following chart sets forth the number of exercisable and unexercisable options (exercisable for Common Stock and Common Stock Non-Voting, as indicated) and unvested restricted stock units held by each director as of November 30, 2007:

	Exercisable Options		Unexercisable Options		Unvested RSUs
		Common		Common		Common
	Common	Stock	Common	Stock Non-	Common	Stock Non-
Name	Stock	Non-Voting	Stock	Voting	Stock	Voting
John P. Bilbrey	2,500	2,500	2,500	2,500	1,500	500
James T. Brady	6,250	6,250	4,375	4,375	1,500	500
J. Michael Fitzpatrick	10,625	10,625	4,375	4,375	1,500	500
Freeman A. Hrabowski	18,625	18,625	4,375	4,375	1,500	500
Michael D. Mangan	—	—	2,500	2,500	1,500	500
Joseph W. McGrath	—	—	—	—	—	—
Margaret M.V. Preston	5,625	5,625	4,375	4,375	1,500	500
George A. Roche	—	—	2,500	2,500	1,500	500
William E. Stevens	10,625	10,625	4,375	4,375	1,500	500

Narrative to the Director Compensation Table

     Directors who are employees of McCormick do not receive any additional fees for their service as a director. Fees paid to each director who is not an employee of McCormick consists of an annual retainer of $45,000 in cash (paid in equal quarterly installments), and a meeting fee of $1,500 for each Board meeting attended. Directors who serve on Board Committees, but who are not chairs of a Committee, also receive $1,200 for each Committee meeting they attend and an additional annual retainer of $2,500 in cash (paid in equal quarterly installments). Directors who serve as Committee Chairs receive $1,500 for each Committee meeting attended and an additional annual retainer of $10,000 in cash (paid in equal quarterly installments).

     In addition, pursuant to the Directors’ Non-Qualified Stock Option Plan, non-employee directors are entitled to an annual option grant of 2,500 shares of Common Stock and 2,500 shares of Common Stock Non-Voting. The shares subject to these options vest in full on the first anniversary of the grant date, subject to the continued service of the director on the Board. Each non-employee director is also awarded 2,000 restricted stock units on an annual basis under McCormick’s 2004 Long-Term Incentive Plan. The restricted stock units vest in full on March 1 of the year following the grant date, subject to the continued service of the director on the Board. If the stockholders approve the 2007 Omnibus Incentive Plan, all future equity awards will be made pursuant to the 2007 Omnibus Incentive Plan. All stock options and restricted stock units granted become fully exercisable in the event of disability or death of the participant, or a change in control of McCormick.

     Directors are eligible to participate in the McCormick Deferred Compensation Plan. Pursuant to the Plan, directors may elect to defer anywhere from 10% to 100% of their cash Board fees. McCormick makes no contributions to the Plan. For all Plan participants, including directors, the deferred amounts are recorded in a notional deferred compensation account and change in value based upon the gains and losses of “benchmark” fund alternatives. Plan participants may elect to change their fund choices at any time. Director participants may elect the deferred amounts plus earnings to be distributed either upon retirement from the Board or on an interim distribution date. Distributions upon a director’s retirement from the Board are either in a lump-sum or based on the director’s distribution election made at the time of the deferral of either 5 year, 10 year, 15 year or 20 year installments. Interim distributions are paid on a lump-sum basis and the distribution date must be at least four years from the date of the deferral election. If a director leaves the Board prior to the interim distribution date, then his or her Plan balance will be paid as indicated in the retirement distribution. Participants may make a change to their distribution election but the change cannot take effect until at least 12 months after the election was made and the payment subject to the election must be delayed at least five years from the date that the payments would have otherwise been made.

     In addition, prior to the grant of restricted stock units, directors may elect to defer the receipt of the underlying common stock upon vesting. If the director so elects, the director will not be considered the owner of the underlying common stock and will not receive voting rights or dividends on the stock until the deferral period expires, which is the January following the director’s retirement from the Board. At the expiration of the deferral period, the director becomes the owner of the underlying common stock.

     For a discussion of the consulting arrangement entered into between McCormick and our former CEO, Mr. Lawless, see the “Compensation Discussion & Analysis – Consulting Agreement with Former CEO” below.

COMPENSATION DISCUSSION & ANALYSIS

     The purpose of this Compensation Discussion and Analysis is to provide our stockholders with the information necessary for understanding the compensation policies and decisions material to the compensation of our named executive officers during 2007. The compensation details are reflected in the compensation tables and accompanying narratives which follow in this proxy statement.

Our Executive Compensation Objectives and Policies

     McCormick’s compensation program for its senior management team, including the named executive officers in the following tables, is comprised of an annual salary plus a combination of cash and equity-based incentive awards and a limited number of personal benefits. McCormick’s compensation philosophy is defined by the following objectives:

  We must pay competitively – both in terms of the amounts and types of compensation we offer – as compared to similar companies in order to attract and keep our executive talent.
  A substantial portion of each executive’s total compensation should be “at risk” and based on the achievement of certain company financial performance metrics over both the short and longer-term.
  The “at risk” component of the compensation program should be comprised of incentive programs designed to drive behavior to achieve goals (such as sales growth, profitability, and total shareholder return) intended to maximize shareholder value.

     The Compensation Committee of McCormick’s Board of Directors administers the compensation program for McCormick’s executive officers, including the Chief Executive Officer and the other named executive officers. The Committee applies the philosophy and objectives listed above equally to each of the named executive officers, including our Chief Executive Officer. In order to achieve the above objectives, the Compensation Committee considers the following factors:

  an annual compensation survey and peer group review provided by Exequity L.L.P., the compensation consultant retained by the Committee;
  an internal equity analysis, based on McCormick’s internal wage grade system for all of its employees including the named executive officers; and
  the recommendations of the Chief Executive Officer with respect to the compensation of each of the named executive officers other than himself, as discussed more fully below.

     In addition, at each Compensation Committee meeting, the Committee has available tally sheet information for each executive officer, including the named executive officers. The tally sheets are updated annually and include the following elements of compensation: base salary, annual incentive bonus (at target), the annualized value of outstanding mid-term cash incentive awards, the value of outstanding equity awards, benefits and perquisites (including related tax gross-ups), retirement plan benefit accruals (pursuant to our pension plan and supplemental executive retirement plan), total payments upon retirement (including acceleration of in the money equity awards) and total payments upon involuntary termination from McCormick. While the Committee generally reviews tally sheet information, this information did not materially affect compensation decisions in 2007.

Annual Compensation Survey and Market Group Review

General Compensation Review. Each year, the Compensation Committee reviews the compensation paid to McCormick’s executive officers, including each of the named executive officers, as compared to corresponding positions at similar organizations. The Committee uses a database compiled by Exequity L.L.P. (with its information partner, Hewitt Consulting) which includes information on the executive compensation programs of approximately 50 manufacturers of food and other non-durable consumer goods, as requested by the Committee. We consider these companies as our “market group,” and for fiscal year 2007, they were as follows:

Alberto-Culver Company	Diageo North America, Inc.	Miller Brewing Company
Allied Domecq Spirits and Wine	The Dial Corporation	Molson Coors Brewing Company
Anheuser-Busch Companies, Inc.	Dole Food Company, Inc.	Nestle Purina PetCare Company
Archer Daniels Midland Company	General Mills, Inc.	Nestle USA
Avon Products, Inc.	The Gillette Company	PepsiCo, Inc.
Barilla America, Inc.	Gordon Food Service	Playtex Products, Inc.
Bush Brothers & Company	H. J. Heinz Company	The Procter & Gamble Company
Campbell Soup Company	Hallmark Cards, Inc.	Revlon Inc.
Cargill, Incorporated	The Hershey Company	S. C. Johnson Consumer Products
The Clorox Company	Hormel Foods Corporation	Sara Lee Corporation
Coca-Cola Bottling Co. Consolidated	Kao America Inc.	The Scotts Miracle-Gro Company
The Coca-Cola Company	Kellogg Company	Sensient Technologies Corporation
Colgate-Palmolive Company	Kimberly-Clark Corporation	Tupperware Corporation
ConAgra Foods, Inc.	Kraft Foods, Inc.	Unilever United States, Inc.
Corn Products International Inc.	Land O Lakes	Wm. Wrigley Jr. Company
The Dannon Company, Inc.	Mars, Incorporated
Del Monte Foods Company	McCain Foods USA, Inc.

     McCormick’s compensation program is evaluated in the context of programs adopted by these companies, adjusted for size comparability where appropriate for purposes of benchmarking our compensation program. We consider these companies appropriate for our compensation evaluations because the executive positions in these organizations are similar in responsibility to, and within the same general industry as, our executives, and from whom we would be likely to recruit candidates. Total annual cash compensation, which consists of annual base salary and an annual performance-based bonus, is targeted at the 50th percentile of the market group to reflect the typical benefit level of these market companies. Long-term compensation for our named executive officers, which is comprised of equity-based and multi-year performance-based components, is targeted at the 75th percentile of the market group to attract and retain talent at the highest level and to provide an incentive to achieve a level of performance comparable to the top performing companies within the market group, consistent with our compensation philosophy. During fiscal year 2007 actual total annual cash compensation was slightly below the 50th percentile, and actual long-term compensation was at the 75th percentile.

Annual and Mid-Term Incentive Compensation. As discussed in more detail below, the financial performance targets we use for our annual incentive compensation program are earnings per share (EPS) and, as appropriate, business unit operating income. The financial performance measures we use for our mid-term incentive compensation program are total shareholder return (TSR) and sales growth. Our EPS performance targets, and TSR and sales growth performance measures, are set by the Committee based on an analysis of the companies in the S&P 500 Food Products Group and S&P 400 Food Products Group, excluding Archer Daniels Midland Company and Corn Products International Inc. (which are both agricultural businesses and therefore not appropriate to compare to our business). We consider these 16 companies to be our “peer group” for purposes of our annual and mid-term incentive plans because they are the companies with whom we compete for equity capital. For fiscal year 2007, our peer group companies were as follows:

Campbell Soup Company	Hormel Foods Corporation	Smithfield Foods, Inc.
ConAgra Foods, Inc.	The JM Smucker Company	Tootsie Roll Industries, Inc.
Dean Foods Company	Kellogg Company	Tyson Foods, Inc.
General Mills, Inc.	Kraft Foods, Inc.	Wm. Wrigley Jr. Company
H. J. Heinz Company	Lancaster Colony
The Hershey Company	Sara Lee Corporation

     In order to set the EPS performance targets for the upcoming annual performance period, the Committee looks at current and historic EPS growth rates for the peer group companies, excluding any company which experienced more than a 25% shift in performance due to extraordinary factors. The Committee also evaluates, with the input of the Chief Executive Officer, non-operational and/or non-recurring factors attributable to EPS performance for those companies for the periods measured. In addition, the Committee considers the fact that some of the current fiscal year data is based on estimates rather than actual performance.

     At the beginning of each three-year performance cycle under the mid-term incentive program, the Committee establishes performance goals for cumulative sales growth and TSR. Cumulative sales growth goals are recommended by the Chief Executive Officer and are based on an analysis of published sales growth goals for our peer group companies together with the internally-generated sales growth goals set forth in our strategic plan for the three-year period. Our TSR performance is measured as compared to the TSR of our peer group companies over the multi-year performance period. Together, the value of our mid-term incentive plan target awards and our equity-based awards approximate the 75th percentile of the peer group.

     We base our performance targets on these metrics in order to provide our executive officers with growth targets which reflect the growth of the highest performers among our peers. We believe EPS, sales and TSR growth are appropriate performance measures for our top executives since they reflect performance that drives shareholder value.

Internal Equity. The compensation of every McCormick employee, including each named executive officer, is influenced in large part by our internal wage grade system. The purpose of our wage grade system is to ensure that all employees with similar responsibilities are paid similarly, resulting in fairness among all employees. Each wage grade provides for a base salary range (consisting of a minimum, mid point and maximum), annual bonus potential (expressed as a percentage of base salary) and cash value for equity grants (a total fixed dollar amount for the value of any equity grants). The named executive officers are each eligible for a mid-term incentive award (expressed as a percentage of base salary). The Chief Executive Officer recommends, and the Compensation Committee approves, amounts of compensation within these ranges for each named executive officer. Selection of the wage grade of every employee, including each named executive officer, is determined by the level of responsibility of the position held by the executive officer. The current positions of the named executive officers fall within the top four wage grades of our wage grade structure.

CEO Recommendations. Mr. Lawless, our Chief Executive Officer during fiscal year 2007, provided recommendations to the Compensation Committee with respect to the wage grade level, base salary amounts (within the wage grade level), performance targets for annual incentive and mid-term incentive bonus programs, and any adjustments to the cash value for equity grants for each named executive officer other than himself. Mr. Lawless based his 2007 compensation recommendations on the same peer group market data reviewed by the Committee and his subjective review of each officer’s overall performance and contribution to McCormick during the prior year. While the Committee considers the recommendations of the Chief Executive Officer with respect to these elements of compensation, the Committee independently evaluates the recommendations and makes all final compensation decisions. The compensation of Mr. Lawless as Chief Executive Officer, including base salary amounts, performance targets for annual incentive and mid-term incentive bonus programs, and cash value for equity grants, are decided by the Compensation Committee in executive session.

Elements of Our Executive Compensation Program

Overview. During fiscal 2007, the primary elements of compensation earned by each of our named executive officers consisted of:

  base salary;
  management incentive bonus (an annual incentive cash bonus);
  long-term incentive compensation, in the form of stock option and restricted stock unit grants; and
  retirement benefits, consisting of benefits earned under our qualified pension benefit plan and related supplemental executive retirement plan.

     In addition, we offer a mid-term incentive plan in which our named executive officers participate. As discussed in more detail under “Elements of Our Executive Compensation Program – Mid-Term Incentive Plan” below, this plan is based on a three-year performance cycle with cash bonus payouts under the plan occurring at the end of each cycle if the performance targets have been achieved. No performance cycle concluded at the end of fiscal 2007 and thus no payments were made to the named executive officers under the mid-term incentive plan. Our named executive officers also receive personal benefits and, as applicable, benefits relating to their overseas assignments, as discussed below under “Personal Benefits.”

     The Committee reviews total compensation, consisting of annual base salary and cash bonus, as well as our total mid- and long-term incentive plan opportunities or payments, on an annual basis for purposes of determining whether the total compensation is competitive with the programs offered by the market group of 50 companies above described. The Compensation Committee reviews and approves each element of compensation separately, and, if necessary, makes adjustments to individual elements of compensation to achieve total compensation that is competitive with our market group. See above under “Annual Compensation Survey and Market Group Review” for a discussion of our 2007 compensation paid as compared to the market group.

Base Salaries. As discussed above, each wage grade for professional, management and executive positions has an established base salary range, consisting of a minimum, midpoint and maximum. Annual adjustments to base salary ranges are generally determined using salary planning surveys from multiple compensation survey sources. Analysis of market positioning versus our peer group for our specific executive positions may also influence the range adjustments. The wage grade assigned to each named executive officer’s position is that grade for which the midpoint, target annual incentive level, and mid- and long-term compensation target is closest to our target market position of 50th percentile for annual cash compensation and 75th percentile for mid- and long-term compensation. The amount of the base salary paid to the executive within that wage grade’s range is based on the Committee’s and Chief Executive Officer’s (for each named executive officer other than himself) subjective review of the executive’s relevant experience, individual performance, and impact on the accomplishment of McCormick’s financial goals and strategic objectives.

     Based on the general compensation review for determining 2007 base salaries, the Committee determined that base salaries for senior executives within our market group were expected to increase by approximately 3.5%. Because we strive to pay total cash compensation at market, Messrs. Lawless and Contino received an increase in base salary generally in line with this market increase. Each of the other named executive officers received greater than market increases in base salary, primarily as a result of significant changes in their responsibilities. Mr. Stetz, in assuming the role of Chief Financial Officer in November 2007, moved up two grades within our internal wage grade system and thus received a 22% base salary increase. Prior to his appointment as CFO in November 2007, Mr. Stetz received an annual merit increase of 4% in his base salary, based on his performance as assessed by Mr. Kurzius as President of McCormick’s businesses in Europe, the Middle East and Africa. Upon Mr. Wilson’s promotion to President and Chief Operating Officer in early 2007, Mr. Wilson assumed significantly more responsibility for not only McCormick’s consumer business in North America and its Supply Chain, but also for the industrial business in North America and the business in the Asia/Pacific region and, as a result, moved up one grade within our internal wage grade system. Thus, the Committee approved an increase of approximately 24.4% in Mr. Wilson’s base salary for fiscal 2007. Messrs. Timbie and Kurzius each received an 11% increase in their base salaries for fiscal 2007. In approving these base salary increases, the Committee considered that each officer received increased responsibility in early 2007. The fiscal 2007 base salaries for each named executive officer are set forth in the “Salary” column of the Summary Compensation Table.

McCormick Incentive Bonus Plan. The McCormick Incentive Bonus Plan is designed to provide our named executive officers with the potential to earn additional annual cash compensation, subject to the achievement of certain annual EPS and, as appropriate, business unit operating income performance goals.

     Each named executive officer’s annual bonus is based in whole or in part on McCormick’s EPS growth. With respect to a named executive officer directly responsible for a particular business unit, his annual bonus is also based in part on the achievement of certain operating income targets relating to that business unit. The following table sets forth the performance metric and respective weight allocated to each metric, as applicable for each named executive officer’s 2007 annual bonus:

Name	Performance Metric
Mr. Lawless	100% - Earnings Per Share Growth
Mr. Contino	100% - Earnings Per Share Growth
Mr. Stetz (1)	2/3rd - Operating Income from Europe, Middle East and Africa;
1/3rd - Earnings Per Share Growth
Mr. Wilson	100% - Earning Per Share Growth
Mr. Timbie (2)	50% - Operating Income from Europe, Middle East and Africa, Asia Pacific,
Mexico and El Salvador; 50% - Earnings Per Share Growth
Mr. Kurzius (2)	50% - Operating Income from Europe, Middle East and Africa;
50% - Earnings Per Share Growth
____________________

(1)	Given the timing of his promotion, Mr. Stetz’s annual bonus was based entirely on his position prior to becoming CFO on November 1, 2007.
(2)	In connection with their promotions in early 2007, Messrs. Kurzius and Timbie were authorized to receive a bonus for 2007 in an amount equal to the greater of the bonus that would have been paid to them had they remained in their former positions, or the bonus that they would earn as the executive in charge of the new businesses to which they were assigned as a result of their promotions. The Committee believed that this arrangement was fair because decisions made by these executives prior to their re-assignment would likely have an impact in the year following their re-assignment on the profitability of the businesses for which they were formerly responsible. Consistent with this arrangement, Mr. Kurzius received a bonus for 2007 based on the performance of the businesses he managed following his promotion and Mr. Timbie received a bonus based on the performance of the businesses for which he was responsible prior to his promotion.

     As noted earlier, the Committee establishes an EPS performance goal for the Management Incentive Bonus Plan at the beginning of each fiscal year. To determine an appropriate EPS performance goal, the Committee reviews earnings growth rates for the 16 companies which comprise the peer group. Factors considered include estimated and actual earnings growth rates for the current year and historic growth rates for the previous four years for each company in the peer group, and the average and median growth rates for the entire group and for the top performers in the peer group. For fiscal years 2006-2008, McCormick’s stated objective is to grow earnings per share in the range of 8-10% per year, which is substantially higher than the average growth rate for the peer group and competitive with the median growth rate for the limited number of top performers in the peer group. Although the 8-10% range is relatively narrow, the degree of difficulty in achieving the goal increases markedly with improvement from the lower to the upper end of the range because the range reflects the performance of the top performing peer companies only. Typically, McCormick’s performance goal for EPS growth is consistent with its stated objective. In recognition of the difficulty of achieving an EPS goal which places McCormick among the top performers in the peer group, the Committee believes that it is appropriate to reward performance at the top end of the range with a bonus payment equal to 150-200% of target. For 2007, the Committee established the following bonus payment levels for EPS growth ranging from 0% to 14% or more:

	Payout	EPS Growth
Threshold	0%	0%
Target	100%	7%
Maximum	200%	14% or more

     The bonus potential under our annual incentive program is set as a percentage of base salary. As discussed above, total annual cash compensation, which consists of annual base salary and an annual performance-based bonus, is targeted at the 50th percentile of the market group to reflect the typical benefit level of these companies. Thus, the target bonus potential for 2007 for each named executive officer, as a percentage of base salary based on the officer’s respective wage grade, was set such that this percentage, together with the officer’s base salary for 2007, approximated the 50th percentile of the market group, and was as follows:

Name	% of Base Salary
Mr. Lawless	110
Mr. Contino	60
Mr. Stetz	35	(1)
Mr. Wilson	70
Mr. Timbie	55
Mr. Kurzius	50
____________________

(1)	Given the timing of his promotion, Mr. Stetz’s target bonus potential was based entirely on his position prior to becoming CFO on November 1, 2007.

     The fiscal 2007 management incentive bonus for each named executive officer is set forth in the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table.

Mid-Term Incentive Program. A limited number of executive officers, including the named executive officers, participate in a mid-term incentive program. As discussed above, cash awards in this plan, if any, are based on the achievement of a target for sales growth and relative appreciation of McCormick’s total shareholder return (defined as stock appreciation plus reinvested dividends) as compared to our peer group companies, each over a three-year performance period. This program is limited to those McCormick executives who are in a position to have a significant impact on the achievement of these goals and who provide the long-term strategic leadership necessary to accomplish the goals. We believe this program plays an important role in aligning the compensation of executives with key financial goals which consistently drive shareholder value over the long-term.

     Historically, we have started a new three-year performance cycle every other fiscal year. However, in September 2007, the Committee approved commencing a new three-year performance cycle every year. In approving this change, the Committee considered information which it requested from Exequity L.L.P. regarding the merits of adopting a new performance cycle every year. Following review, the Committee approved this design change based on the fact that it is consistent with the vast majority of other companies having a mid-term incentive program and it would improve retention of participants, which helps to stabilize McCormick’s senior management team.

     Currently, we are in the middle of the FY2006-2008 mid-term performance cycle and thus no payouts were made to the named executive officers during 2007. If the established performance targets for this performance cycle are achieved, the related cash awards will be paid in December 2008. In addition, in November 2007, the Compensation Committee approved the FY2008-2010 mid-term performance plan cycle for which, if the established performance targets are achieved, the related cash award will be paid in December 2010. At the beginning of each three-year plan cycle, the Committee establishes the cumulative sales growth and TSR performance measures. The Committee believes cumulative sales growth is a meaningful longer-term metric as it fuels our earnings over the period. Cumulative sales growth goals are recommended by the Chief Executive Officer and are based on an analysis of published sales growth goals by our peer group companies together with our internally generated sales growth goals set forth in our strategic plan for the three-year period.

     The Committee also utilizes TSR as part of the performance measure because TSR is directly aligned with the interests of our shareholders and the targets are objective. As discussed above under “Annual Compensation Survey and Market Group Review,” the TSR percentile is determined based on McCormick’s projected three-year TSR growth as compared to the projected total shareholder returns of our peer group of companies over the three-year period. The target incentive values for each participant approximate the 75th percentile of the peer group companies. Both cumulative sales growth and TSR must be achieved in order for the cash awards to be paid, and payout is based upon a matrix of the range of results for both factors.

     For the two mid-term performance cycles currently in process, the cumulative three-year sales growth and TSR thresholds and maximums are as follows:

	FY2006–2008 Performance Period		FY2008–2010 Performance Period
	Sales Growth	TSR	Sales Growth	TSR
Threshold	4.5%	30th Percentile (1)	8.0%	30th Percentile (1)
Maximum	13.5% and above	80th Percentile and	17.0%	80th Percentile and
		above (2)		above (2)
____________________

(1)	Must be in the top 11 of our peer group companies.
(2)	Must be in the top five of our peer group companies.

Long-Term Incentive Plan. We offer long-term incentive compensation opportunities as well as mid-term incentive benefits because we believe the combination provides an appropriate balanced focus on long-term shareholder value, as well as on the shorter term building blocks necessary for the achievement of longer-term value. We grant our senior management, including each of the named executive officers, equity awards consisting of 50% stock options and 50% restricted stock units. We use this design because we believe that stock options provide the most direct and effective method for aligning the interests of our executives with those of our shareholders, while restricted stock units provide continuity and security against volatilities in our stock price. The determination of a cash value for annual equity awards for our executive officers is based on the value of equity grants awarded to comparable officers of our peer group companies, targeted at the 75th percentile. This value then becomes the cash value for the wage grade for each executive officer. For 2007 awards, the Committee determined to keep these cash values the same as for fiscal 2006 awards, consistent with the peer group analysis coupled with our desire to avoid any dramatic changes from our recent move to granting restricted stock units.

     We grant equity awards to our senior managers, including our named executive officers, annually upon recommendation of the Compensation Committee. These grants are made at the annual meeting of the Board of Directors, which is held on the same day as our Annual Stockholders’ Meeting. The exercise price of stock options is equal to the closing price of McCormick Common Stock on the date of Board approval. The actual number of option shares and restricted stock units granted is based on the cash value assigned to the wage grade for the executive officer divided by the value of our option shares and restricted stock units on the date of grant. Thus, because the cash values for equity awards remained the same as those for fiscal 2006, and our stock price increased in 2007, each named executive officer received a lesser number of equity grants in 2007 as compared to 2006. For the equity grants made to our named executive officers in 2007, see the “Grants of Plan-Based Awards Table” below.

     In addition to the above annual awards, Mr. Lawless was granted a separate stock option award in lieu of his participation in the Company’s 2007 Employees Stock Purchase Plan, or ESPP. Mr. Lawless was ineligible to participate in the 2007 ESPP, which was offered to virtually all employees of McCormick, because he is the beneficial owner of more than 5% of our outstanding shares of Common Stock. The size of the award was determined based solely on the number of shares Mr. Lawless would have been granted under the 2007 ESPP if he had been eligible to participate.

Personal Benefits

     During fiscal 2007, each of the named executive officers, except Mr. Stetz (because his position prior to becoming the Chief Financial Officer on November 1, 2007 was not eligible), were entitled to receive certain personal benefits consisting of a car allowance, car insurance and reimbursement of expenses for financial planning and wellness in an amount not to exceed $13,000 per year. We believe the costs of these benefits are insignificant to McCormick as compared to the retention benefits we receive. In addition, the following named executive officers received the following additional personal benefits.

Expatriate Assignments. Each employee who accepts an assignment to serve McCormick outside of his or her home country is provided a standard expatriate benefits package which is designed to compensate the officer for the additional costs he will incur as a result of the relocation to the overseas assignment, and includes items such as a host country housing allowance (to address any differential in housing costs), cost of living allowance (to address any differential in living costs), schooling allowance (for any minor children living with the employee), tax equalization payments to ensure the employee’s tax liability is no more than (or less than) his or her tax liability would have been without the assignment, one company-paid home leave trip per year and a relocation allowance.

     At the request of McCormick, during 2007 Messrs. Stetz and Kurzius served in the United Kingdom. Except as noted below for Mr. Kurzius, each officer received our standard expatriate benefits package. With respect to Mr. Kurzius, the Committee approved additional company-paid home leave trips per year, instead of the standard of one, due to Mr. Kurzius’ personal obligations here in the U.S. In 2007, Mr. Kurzius took four company-paid home leave trips. In addition, McCormick has assumed certain expenses related to the maintenance of his home in the U.S. (including mortgage, utilities, property tax and insurance) for the time he is on overseas assignment.

     We believe this program is fair and reasonable based on the fact that these officers would not have incurred these additional costs but for the company’s request to serve in these assignments. We also believe that the relocation of these high talent executives was in the best interests of the company and its shareholders.

Company Airplane. McCormick maintains a company airplane. It is preferred that the Chief Executive Officer and other executives, including the named executive officers, use McCormick’s airplane whenever air travel is appropriate for business purposes. This provides for a more efficient use of their time given the greater possibility of direct flights and improved flight times than are available commercially. It also provides a more secure traveling environment where sensitive business issues may be discussed and enhances personal security. A spouse or guest may accompany the executive on the airplane when the executive is traveling for business purposes. When the spouse or guest’s travel does not meet the IRS standard for business use, the cost of that travel is imputed as income to the executive and the related taxes are reimbursed by McCormick. Messrs. Lawless, Contino, Wilson and Timbie and/or their spouses used McCormick’s airplane for personal use in 2007.

     The footnotes to the Summary Compensation Table include the incremental cost to McCormick of each executive’s personal use of the airplane during 2007. For additional information on the above personal benefits, including the methodology for valuation, as applicable, see the “All Other Compensation” column and related footnotes to the Summary Compensation Table and the narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table below.

Retirement Benefits

     We provide a tax-qualified defined benefit pension plan in which most of our U.S. employees are eligible to participate, including the named executive officers. We also provide a supplemental executive retirement plan, or SERP, for a limited number of senior management employees who are age 50 and older. Messrs. Lawless, Contino and Timbie participated in the SERP in 2007. We believe providing a supplemental retirement benefit is consistent with other organizations in our market group and provides a significant retention benefit.

     McCormick’s SERP provides the named executive officers who are age 50 and older with credit for additional years of service for employment after age 55. The supplement also includes a significant portion of the senior executives’ bonuses in the calculation of the pension benefit in recognition of the fact that a substantial portion of the total compensation for McCormick’s executives is performance-based compensation, consistent with our compensation philosophy. We include annual bonus in the calculation of the SERP benefit in order to provide these officers with retirement income that replaces a reasonable percentage of their pre-retirement income from McCormick. The supplement further provides that if a senior executive with company service outside the U.S. retires after having served at least three years immediately preceding retirement in the U.S., all of the executive’s years of company service, including years of service with foreign subsidiaries of McCormick, will be counted in calculating pension benefits.

     For more detailed information on these plans, including each participating named executive officer’s accumulated benefit under the plans, see the Pension Plan Table and accompanying narrative below.

Share Ownership Guidelines

     We believe our executive officers should be invested in the success of the organization they lead, and thus the Committee adopted share ownership guidelines in 2004. In June 2007 the Compensation Committee asked Exequity L.L.P. to compare our share ownership guidelines to those of our market group companies. This information suggested that the majority of our market group companies set share ownership guidelines based on a multiple of base salary similar to ours. Based upon the analysis, the Compensation Committee approved the following guidelines:

Multiple of Base Pay
Chief Executive Officer	5.0x
Chief Operating Officer	4.0x
Executive Vice President and executive officers
serving as Presidents of major business units	3.0x
Senior Vice President	2.0x
Vice President	1.6x

     Shares owned by an executive officer include Common Stock allocated to the officer’s 401(k) plan account as well as other shares which are beneficially owned, directly or indirectly, by the officer but do not include shares available under exercisable options. All executive officers have five years from their appointment to meet these guidelines, which are reviewed annually by the Compensation Committee. Currently, all of our named executive officers are compliant with the guidelines except Messrs. Wilson and Kurzius who are expected to meet the guidelines within five years from appointment.

Tax and Accounting Considerations

Performance-Based Compensation – Section 162(m). The Compensation Committee annually reviews and considers the deductibility of the compensation paid to our top ten executive officers, which includes each of the named executive officers, under Section 162(m) of the Internal Revenue Code. Pursuant to Section 162(m), compensation paid to certain executive officers in excess of $1,000,000 is not deductible unless it qualifies as “performance-based compensation.” The Committee endeavors to structure the executive compensation program so that each executive’s compensation will generally be fully deductible. The compensation paid pursuant to our McCormick Incentive Bonus Plan, our mid-term incentive plan and stock option grants qualify as “performance-based compensation” for purposes of Section 162(m). Base salaries and restricted stock grants do not qualify as “performance-based compensation” pursuant to the requirements of Section 162(m). From time to time, however, the Committee may approve compensation that exceeds the $1,000,000 limitation under Section 162(m) in order to provide competitive levels of total compensation for our executive officers. For fiscal 2007, compensation for Messrs. Lawless and Kurzius exceeded the Section 162(m) limitation due to base salary, restricted stock unit awards, which are not performance-based compensation as defined by the IRS code, and also expatriate assignment benefits for Mr. Kurzius only.

Tax Equalization Payments – International Assignees. As discussed above under “Perquisites and Personal Benefits,” as part of our standard relocation package for all employees requested to serve McCormick in our international locations, in 2007 we provided tax equalization payments to both Messrs. Stetz and Kurzius due to their assignments in the United Kingdom during the fiscal year. While we have included these payments in each executive’s total compensation for fiscal 2007, the purpose of these payments is to ensure that the personal tax liability of each executive is no more, and no less, than the amount of taxes he would have paid if not requested to serve overseas. We believe this is only fair to the executive given that he is serving in the host country at the request of McCormick for the benefit of the company and our shareholders.

Consulting Agreement with Former CEO

     In connection with the retirement of Mr. Lawless as Chief Executive Officer effective January 1, 2008, we entered into a consulting agreement with Mr. Lawless, the current Chairman of our Board of Directors. The agreement provides that Mr. Lawless, when and as requested by Mr. Wilson, our current Chief Executive Officer, will provide consulting services and advice to McCormick and participate in various external activities and events for the benefit of McCormick. The term of the agreement, which began as of January 1, 2008, is for twelve months and may be renewed for additional periods of time thereafter upon mutual written agreement. Mr. Lawless is to provide up to 400 hours of consulting services per year to McCormick, subject to his reasonable availability. For his services and commitments, McCormick will pay Mr. Lawless a consulting fee at a rate equal to $20,000 per month for each month during the term of the agreement. We will also reimburse Mr. Lawless for reasonable expenses that he incurs in providing these services.

2007 Omnibus Incentive Plan

     Our Compensation Committee approved the McCormick & Company, Incorporated 2007 Omnibus Incentive Plan in September 2007. The Board of Directors approved the plan in November 2007. As discussed under “Proposal Two – 2007 Omnibus Incentive Plan” below, we are soliciting shareholder approval of the Omnibus Incentive Plan in connection with the Annual Meeting.

     We propose the adoption of the new incentive plan for two primary reasons. First, pursuant to Section 162(m) as discussed above, performance-based compensatory programs must be approved by a company’s shareholders every five years. Our 2002 Mid-Term Incentive Plan and McCormick Incentive Bonus Plan were both subject to shareholder approval in 2008. In addition, we believe it is preferable for administrative purposes to combine our existing incentive plans (the McCormick Incentive Bonus Plan, the Mid-Term Incentive Plan, the 2004 Long-Term Incentive Plan, and our stock option plans) into one omnibus plan. As a result, if approved by the stockholders, all of our incentive awards, including both cash and equity awards, will be granted pursuant to the 2007 Omnibus Incentive Plan in the future.

     For a more detailed discussion of the 2007 Omnibus Incentive Plan, see “Proposal Two – 2007 Omnibus Incentive Plan.”

COMPENSATION COMMITTEE REPORT

      The Compensation Committee of the Board of Directors of McCormick has reviewed the foregoing Compensation Discussion and Analysis with management and, based on these reviews and discussions, the Committee has recommended to the Board of Directors that McCormick’s Compensation Discussion and Analysis be included in McCormick’s Annual Report on Form 10-K for McCormick’s fiscal year ended November 30, 2007 and in McCormick’s proxy statement.

      Submitted by:

            Compensation Committee
            William E. Stevens, Chairman
            Joseph W. McGrath
            George A. Roche

SUMMARY COMPENSATION TABLE

     The following table sets forth the compensation earned during the fiscal year ended November 30, 2007 by our chief executive officer, each individual who served as our chief financial officer during fiscal 2007 and each of the other three most highly compensated executive officers of McCormick who were executive officers as of fiscal year-end. For a discussion of the methodologies used to calculate the aggregate incremental cost of the perquisites included in the table below, see the “Narrative to the Summary Compensation Table and Grants of Plan-Based Awards Table” section below.

						Change in
						Pension Value
						and Nonqualified
					Non-Equity	Deferred
			Stock	Option	Incentive Plan	Compensation	All Other
		Salary	Awards	Awards	Compensation	Earnings	Compensation		Total
Name and Principal Position	Year	($) (1)	($) (2)	($) (2)	($) (1) (3)	($) (4)	($)		($)
Robert J. Lawless	2007	1,062,950	974,992	1,867,894	2,158,618	1,057,441	221,626	(6)	7,343,521
Chairman of the Board,
and Chief Executive
Officer (5)

Francis A. Contino	2007	525,947	311,523	612,261	583,212	187,846	84,273	(8)	2,305,062
Executive Vice
President- Strategic
Planning & Chief Financial
Officer (7)

Gordon M. Stetz, Jr.	2007	282,991	52,335	109,302	168,434	(5,956) (9)	425,093	(10)	1,032,199
Executive Vice President &
Chief Financial
Officer (7)(13)

Alan D. Wilson	2007	541,311	290,280	410,339	706,090	2,870	53,094	(11)	2,003,984
President and Chief
Operating Officer (5)

Mark T. Timbie	2007	446,428	199,516	394,889	416,790	80,598	40,945	(12)	1,579,166
President - North American
Consumer Foods

Lawrence E. Kurzius	2007	376,975	186,185	225,507	326,421	6,131	418,976	(14)	1,540,195
President - Europe,
Middle East & Africa (13)
____________________

(1)

Salary and Non-Equity Incentive Plan Compensation includes amounts deferred at the election of the named executive officer. For more information on the amount of cash compensation deferred for each named executive officer for 2007, see the “Nonqualified Deferred Compensation Table.”

(2)

Amounts represent the dollar amount recognized for financial statement reporting purposes with respect to fiscal 2007 for each named executive officer, as computed in accordance with FAS 123R, disregarding any estimates of forfeitures relating to service-based vesting conditions. Amounts in the “Stock Awards” column reflect expense related to grants of restricted stock units pursuant to our 2004 Long-Term Incentive Plan and amounts in the “Option Awards” column reflect expense related to grants of stock options pursuant to our 1997 and 2001 Stock Option Plans and 2004 Long-Term Incentive Plan, and one grant to Mr. Lawless in lieu of participation in our 2007 ESPP. For a discussion of the assumptions used in the valuation of the awards included in the “Stock Awards” and “Option Awards” columns, see Note 9 to our 2007 audited financial statements.

(3)

Amounts represent the cash awards earned by the named executive officer under our performance-based McCormick Incentive Bonus Plan. For a discussion of the grant of these awards, see the “Grants of Plan-Based Awards Table” and accompanying footnotes below. For a discussion of the performance goals relating to these awards, see “Compensation Discussion & Analysis – McCormick Incentive Bonus Plan” above.

(4)

Amounts represent solely the actuarially-determined aggregate change in the named executive officer’s accumulated benefit under our defined benefit pension plan and supplemental executive retirement plan (SERP) from September 30, 2006 to September 30, 2007.

(5)

As previously announced on October 1, 2007, Mr. Lawless retired from McCormick on January 1, 2008. He continues to serve as our Chairman of the Board. Mr. Wilson was named President and Chief Executive Officer on January 1, 2008 and was appointed to our Board of Directors on November 27, 2007.

(6)

Amounts represent $167,329 in perquisites paid to Mr. Lawless, $45,497 in tax gross up payments related to those perquisites and $8,800 in matching funds paid by McCormick under the McCormick 401(k) Retirement Plan during 2007. The perquisites include (i) personal use by him and/or his spouse of McCormick’s aircraft at an approximate aggregate incremental cost to McCormick of $141,194, (ii) $10,466 paid pursuant to our financial/wellness program, and (iii) a car allowance of $15,300.

(7)

As previously announced on July 2, 2007, Gordon M. Stetz, Jr. was named Executive Vice President and Chief Financial Officer, effective November 1, 2007. Mr. Contino continues to serve as Executive Vice President – Strategic Planning until his retirement on July 1, 2008.

(8)

Amounts represent $52,512 in perquisites paid to Mr. Contino, $22,961 in tax gross up payments related to those perquisites and $8,800 in matching funds paid by McCormick under the McCormick 401(k) Retirement Plan during 2007. The perquisites include (i) personal use by him and/or his spouse of McCormick’s aircraft at an approximate aggregate incremental cost to McCormick of $24,482, (ii) $12,705 paid pursuant to our financial/wellness program, and (iii) a car allowance of $15,300.

(9)	Amount represents a decrease in pension value.

(10)

Amounts represent $415,610 in perquisites paid to Mr. Stetz, $658 in tax gross up payments related to those perquisites and $8,800 in matching funds paid by McCormick under the McCormick 401(k) Retirement Plan during 2007. The perquisites include (i) a car allowance of $1,275 (for the one month during fiscal 2007 in which he served as our CFO), and (ii) $414,335 in expatriate and relocation benefits. The expatriate and relocation benefits paid to Mr. Stetz consist of the following:

Cost of Living
Allowance	UK Housing Allowance	Relocation Allowance	Home Leave	Tax Equalization
$38,989	$44,400	$130,302	$7,344	$193,300

(11)

Amounts represent $31,137 in perquisites paid to Mr. Wilson, $13,157 in tax gross up payments related to those perquisites and $8,800 in matching funds paid by McCormick under the McCormick 401(k) Retirement Plan during 2007. The perquisites include (i) personal use by him and/or his spouse of McCormick’s aircraft at an approximate aggregate incremental cost to McCormick of $6,915, (ii) $5,201 paid pursuant to our financial/wellness program, and (iii) a car allowance of $15,300.

(12)

Amounts represent $20,172 in perquisites paid to Mr. Timbie, $11,973 in tax gross up payments related to those perquisites and $8,800 in matching funds paid by McCormick under the McCormick 401(k) Retirement Plan during 2007. The perquisites include (i) personal use by him and/or his spouse of McCormick’s aircraft at an approximate aggregate incremental cost to McCormick of $1,571, (ii) $1,650 paid pursuant to our financial/wellness program, and (iii) a car allowance of $15,300.

(13)	Certain amounts paid to Mr. Kurzius and Mr. Stetz were paid in British Pounds Sterling and were converted to U.S. Dollars based on a conversion rate of $1.85 for one British Pounds Sterling.
(14)	Amounts represent $409,081 in perquisites paid to Mr. Kurzius, $1,070 in tax gross up payments related to those perquisites and $8,800 in matching funds paid by McCormick under the McCormick 401(k) Retirement Plan during 2007. The perquisites include (i) $1,365 paid pursuant to our financial/wellness program, (iii) a car allowance of $2,000, and (iv) $405,716 in expatriate and relocation benefits. The expatriate and relocation benefits paid to Mr. Kurzius consist of the following:
Cost of Living	UK Housing	US Housing	Relocation
Allowance	Allowance	Assistance	Allowance	Home Leave	Tax Equalization
$47,274	$44,400	$57,506	$29,033	$26,128	$201,375

Narrative to the Summary Compensation Table

     McCormick does not maintain any employment agreements or arrangements with the named executive officers. In addition, dividends are not accrued or paid on any restricted stock unit.

     Regarding personal use of McCormick’s airplane, the incremental cost set forth in the footnotes to the Summary Compensation Table above is calculated based on the average variable cost of operating the airplane for the personal use. Variable costs include fuel, repairs, travel expenses for the flight crews, and other miscellaneous expenses. The total annual variable costs are divided by the total number of hours flown by the airplane in 2007 to determine an average variable cost per hour. The average variable cost per hour is multiplied by the hours flown for personal use to derive the incremental cost to McCormick. This methodology excludes fixed costs that do not change based on usage, such as salaries and benefits for the flight crews, taxes, rent, depreciation and insurance. For all other perquisites reported in the table above (i.e., car allowances, financial/wellness program), amounts represent the actual cash cost to McCormick for providing the respective perquisite. With respect to Messrs. Stetz and Kurzius, amounts reflected in the “Home Leave” column of the expatriate benefits tables reflects the cost to McCormick of one and four commercial round-trip flights home for the executive and their immediate family members during fiscal 2007, respectively. For a discussion of these expatriate benefits, see “Compensation Discussion & Analysis – Personal Benefits” above.

GRANTS OF PLAN-BASED AWARDS

     The following table sets forth the grants of plan-based awards by McCormick during fiscal 2007.

		Estimated Possible Payouts Under			All Other	All Other
		Non-Equity Incentive Plan Awards			Stock	Option
					Awards:	Awards:	Equity	Grant Date
					Number	Number of	Exercise or	Fair Value
					of Shares	Securities	Base Price	of Stock
					of Stock	Underlying	of Option	and Option
		Threshold	Target	Maximum	or Units	Options	Awards	Awards
Name	Grant Date	($)	($)	($)	(#) (2)	(#) (3)	($/Sh) (4)	($) (5)
Robert J. Lawless	(1)	—	1,177,000	2,942,500
	03/28/07				25,470			974,992
	03/28/07					122,300	38.28	950,271
	04/02/07					1,310 (7)	38.18 (7)	5,861
Francis A. Contino	(1)	—	318,000	795,000
	(6)	—	493,695	987,390
	03/28/07				8,138			311,523
	03/28/07					32,900	38.28	255,633
Gordon M. Stetz, Jr.	(1)	—	100,318	250,796
	(6)	—	289,800	579,600
	03/28/07				1,632			62,473
	03/28/07					7,400	38.28	57,498
Alan D. Wilson	(1)	—	385,000	962,500
	(6)	—	1,148,649	2,297,298
	03/28/07				11,690			447,493
	03/28/07					52,900	38.28	411,033
Mark T. Timbie	(1)	—	247,500	618,750
	(6)	—	419,175	838,350
	03/28/07				7,276			278,525
	03/28/07					32,900	38.28	255,633
Lawrence E. Kurzius	(1)	—	190,000	475,000
	(6)	—	314,640	629,280
	03/28/07				6,244			239,020
	03/28/07					24,900	38.28	193,473

__________________

(1)

Amounts represent the target and maximum amounts that could have been earned for fiscal year 2007 by each named executive officer under our McCormick Incentive Bonus Plan. The McCormick Incentive Bonus Plan does not provide for any individual “threshold” payments. For the actual amounts earned by each named executive officer, see the “Non-Equity Incentive Plan Compensation” column of the Summary Compensation Table above. For a discussion of the performance goals relating to these awards, see “Compensation Discussion & Analysis – McCormick Incentive Bonus Plan” above.

(2)

Amounts shown reflect awards of restricted stock units under the 2004 Long-Term Incentive Plan. These restricted stock units vest based upon the executive’s continued service to McCormick and will vest in equal installments over two years (subject to certain acceleration provisions of the Plan, as discussed under “Potential Payments upon Termination or Change in Control” below).

(3)

Except as separately footnoted below, amounts shown include awards of stock options under the 2004 Long-Term Incentive Plan. These stock options vest based upon the executive’s continued service to McCormick and will vest in equal installments over four years (subject to certain acceleration provisions of the Plan, as discussed under “Potential Payments upon Termination or Change in Control” below).

(4)	The exercise price of the stock options is equal to the closing price of McCormick Common Stock on the date of the grant.
(5)

Amounts represent the cumulative grant date fair value of each equity award granted during fiscal 2007 for each named executive officer, as computed in accordance with FAS 123R. For a discussion of the assumptions used in the valuation of the awards included in the “All Other Stock Awards” and “All Other Option Awards” columns, see Note 9 to our 2007 audited financial statements.

(6)

Amounts represent the target and maximum payout amounts that could be earned by each named executive officer for the FY2008-2010 performance cycle under the Mid-Term Incentive Plan, subject to the achievement of specified performance goals. The Mid-Term Incentive Plan does not provide for any individual “threshold” payments. For a discussion of the performance goals relating to these awards, see “Compensation Discussion & Analysis – Mid-Term Incentive Plan” above. There is no guarantee that all or any part of these performance-based awards will actually be earned and paid to the named executive officer upon completion of the three-year performance cycle. If all conditions are satisfied, the awards will be paid in cash in December 2010.

(7)	Amount represents options granted in lieu of participation in the 2007 ESPP.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR-END

     The following table sets forth the outstanding equity awards held by each named executive officer as of November 30, 2007.

	Option Awards					Stock Awards
	Number of	Number of				Number
	Securities	Securities				of Shares	Market Value
	Underlying	Underlying				or Units of	of Shares or
	Unexercised	Unexercised		Option		Stock That	Units of Stock
	Options	Options		Exercise	Option	Have Not	That Have Not
	(#)	(#)		Price	Expiration	Vested	Vested
Name	Exercisable	Unexercisable		($)	Date	(#)	($) (9)
Robert J. Lawless	1,310			38.18	05/31/2009
		122,300	(1)	38.28	03/27/2017
						25,470 (1)	973,209
	24,626	73,874	(1)	32.83	02/27/2016
						10,883 (1)	415,839
	93,151	93,149	(1)	38.35	01/24/2015
	221,806	73,934	(1)	30.60	01/26/2014
	318,000			22.26	01/27/2013
	286,000			21.38	01/21/2012
	286,000			17.84	01/22/2011
	226,000			12.72	01/18/2010
Francis A. Contino		32,900	(2)	38.28	03/27/2017
						8,138 (2)	310,953
	9,600	28,800	(2)	32.83	02/27/2016
						4,243 (2)	162,125
	36,302	36,298	(2)	38.35	01/24/2015
	86,491	28,829	(2)	30.60	01/26/2014
	130,000			22.26	01/27/2013
	100,000			21.38	01/21/2012
	75,000			17.84	01/22/2011

	Option Awards					Stock Awards
	Number of	Number of				Number
	Securities	Securities				of Shares		Market Value
	Underlying	Underlying				or Units of		of Shares or
	Unexercised	Unexercised		Option		Stock That		Units of Stock
	Options	Options		Exercise	Option	Have Not		That Have Not
	(#)	(#)		Price	Expiration	Vested		Vested
Name	Exercisable	Unexercisable		($)	Date	(#)		($) (9)
Gordon M. Stetz		7,400	(3)	38.28	03/27/2017
						1,632	(4)	62,359
	2,151	6,449	(5)	32.83	02/27/2016
						952	(6)	36,373
	8,200	8,200	(7)	38.35	01/24/2015
	21,000	7,000	(8)	30.60	01/26/2014
	21,000			22.26	01/27/2013
	11,960			21.38	01/21/2012
Alan D. Wilson		52,900	(3)	38.28	03/27/2017
						11,690	(4)	446,675
	9,600	28,800	(5)	32.83	02/27/2016
						4,243	(6)	162,125
	27,551	27,549	(7)	38.35	01/24/2015
	65,566	21,854	(8)	30.60	01/26/2014
	94,000			22.26	01/27/2013
	40,000			21.38	01/21/2012
	40,000			17.84	01/22/2011
	20,660			12.72	01/18/2010
Mark T. Timbie		32,900	(3)	38.28	03/27/2017
						7,276	(4)	278,016
	7,276	21,824	(5)	32.83	02/27/2016
						3,215	(6)	122,845
	27,551	27,549	(7)	38.35	01/24/2015
	65,566	21,854	(8)	30.60	01/26/2014
	40,000			22.26	01/27/2013
	40,000			21.38	01/21/2012
Lawrence E. Kurzius		24,900	(3)	38.28	03/27/2017
						6,244	(4)	238,583
	7,276	21,824	(5)	32.83	02/27/2016
						3,215	(6)	122,845
	11,702	11,698	(7)	38.35	01/24/2015
	30,000	10,000	(8)	30.60	01/26/2014
	40,000			27.06	06/02/2013
____________________

(1)	As previously announced on October 1, 2007, Mr. Lawless retired from McCormick on January 1, 2008. On such date, all of the outstanding unvested stock options and restricted stock options held by Mr. Lawless vested in full.
(2)	As previously announced on July 2, 2007, Mr. Contino will retire from McCormick on July 1, 2008. On such date, all of the outstanding unvested stock options and restricted stock options held by Mr. Contino will vest in full.
(3)	The remaining unvested stock options will vest in equal increments on March 28th of each of 2008, 2009, 2010 and 2011.
(4)	The remaining unvested restricted stock units will vest in equal increments on March 28th of each of 2008 and 2009.
(5)	The remaining unvested stock options will vest in equal increments on February 28th of each of 2008, 2009 and 2010.
(6)	The remaining unvested restricted stock units will vest on February 28th of 2008.
(7)	The remaining unvested stock options will vest in equal increments on January 25th of each of 2008 and 2009.
(8)	The remaining unvested stock options will vest on January 25th of 2008.
(9)	Market value calculated by multiplying the closing market price of McCormick’s Common Stock on November 30, 2007, or $38.21, by the number of unvested restricted stock units.

OPTION EXERCISES AND STOCK VESTED IN LAST FISCAL YEAR

     The following table sets forth option exercises and the vesting of restricted stock unit awards which occurred during fiscal 2007.

	Option Awards		Stock Awards
	Number of		Number of
	Shares		Shares
	Acquired	Value Realized	Acquired	Value Realized
	on Exercise	on Exercise	on Vesting	on Vesting
Name	(#)	($) (1)	(#)	($) (2)
Robert J. Lawless	1,460 (3)	4,526	10,881	416,633
Francis A. Contino	46,500	1,028,386	4,241	162,388
Gordon M. Stetz, Jr.	9,040	181,156	952	36,452
Alan D. Wilson	—	—	4,241	162,388
Mark T. Timbie	40,000	829,748	3,213	123,026
Lawrence E. Kurzius	—	—	3,213	123,026
____________________

(1)	The amounts shown are calculated based on the difference between the closing market price of McCormick Common Stock on the date of exercise and the exercise price of the options, multiplied by the number of shares for which the options were exercised. The value realized by each named executive officer after payment of related taxes and fees were as follows: Mr. Lawless - $2,510; Mr. Contino - $615,760; Mr. Stetz - $119,862; and Mr. Timbie - $543,162.

(2)	The amounts shown are calculated based on the closing market price of McCormick Common Stock of $38.29 on the date of vesting of February 28, 2007, multiplied by the number of vested shares. The value realized by each named executive officer after payment of related taxes was as follows: Mr. Lawless - $236,010; Mr. Contino - $108,412; Mr. Stetz - $21,558; Mr. Wilson - $108,412; Mr. Timbie - $69,652; and Mr. Kurzius - $82,094.

(3)	Amount represents shares acquired pursuant to options granted in lieu of participation in the 2005 ESSP.

PENSION BENEFITS

     McCormick’s tax-qualified pension plan and Supplemental Executive Retirement Plan are each defined benefit, non-contributory plans. Similar to all other participants in the plans, the named executive officers are generally eligible to participate in the plan upon completing one year of service. The normal retirement age pursuant to the plans is 65, however a participant may retire at 62 without receiving reduced benefits or as early as 55 with their benefits reduced 5/12 of 1% per month for each month that the participant is less than age 62. Mr. Contino is our only named executive officer that is currently eligible for early retirement with unreduced benefits. The plans provide benefits (which are reduced by an amount equal to 50% of the participant’s social security benefit for those employees who were participants before December 1, 2000) based on the participant’s years of service and the highest average compensation over a period of five consecutive years. As defined in the plans, “years of service” means all of the executive’s years of service to McCormick. However, if a senior executive experiences a total and permanent disability prior to age 65, the executive’s benefit will be based upon the executive’s years of service as if he had served to the later of age 65 or five years after the total and permanent disability and compensation as of the date of the total and permanent disability. Also as defined in the plans, “highest average compensation” means base pay only for employees who entered the pension plan prior to December 1, 2001, and base pay and annual non-equity incentive plan compensation for employees who entered the pension plan after December 1, 2001. All the named executive officers entered the pension plan prior to December 1, 2001 except Mr. Kurzius, who entered after such date.

     Messrs. Lawless, Contino and Timbie also participate in McCormick’s Supplemental Executive Retirement Plan, or SERP. The existing SERP was adopted in 1979 to provide a limited group of senior executives who are age 50 and older with an inducement to retire before age 65 by crediting the executives with an additional month of service credit for each month of service between ages 55 and 60. The SERP also includes a significant portion of the senior executives’ bonuses in the calculation of pension benefits. Specifically, the calculation of average monthly earnings includes 90% of 1/12 of the average of the five highest annual bonuses payable for any five of the ten calendar years immediately preceding termination. The SERP further provides that if a senior executive with service to McCormick outside the U.S. retires after having served at least three years immediately preceding retirement in the U.S., all of the executive’s years of service to McCormick, including years of service with foreign subsidiaries of McCormick, will be counted in calculating pension benefits. Mr. Lawless is the only named executive officer for which this is currently applicable and he is credited with 12 years and 10 months of service with La Cie McCormick Canada Co. If a senior executive experiences a termination by McCormick without cause prior to age 55, the executive’s SERP benefit will vest immediately upon such termination, and be based upon the executive’s years of service and compensation as of the date of the termination.

     The following table sets forth the accumulated benefit payable upon retirement to each of the named executive officers pursuant to our defined benefit plan and, as applicable, SERP.

			Present
			Value of	Payments
		Number of Years	Accumulated	During Last
		Credited Service	Benefit	Fiscal Year
Name	Plan Name	(#) (1)	($) (2)	($)
Robert J. Lawless	Pension Plan	16 yrs, 4 mos	548,374	—
	SERP	33 yrs, 5 mos	14,781,162	—
Francis A. Contino	Pension Plan	8 yrs, 3 mos	297,514	—
	SERP	13 yrs, 3 mos	2,063,837	—
Gordon M. Stetz, Jr.	Pension Plan	18 yrs, 10 mos	194,380	—
Alan D. Wilson	Pension Plan	13yrs	169,918	—
Mark T. Timbie	Pension Plan	10 yrs, 2 mos	162,102	—
	SERP	10 yrs, 2 mos	297,682	—
Lawrence E. Kurzius	Pension Plan	2 yrs, 9 mos	20,179	—
____________________

(1)	Represents the number of years of service credited to the named executive officer under the respective plan, computed as of the same pension plan measurement date used pursuant to our 2007 audited financial statements, or September 30, 2007. Actual years of service are as follows: Mr. Lawless – 30 yrs, 2 mos; Mr. Contino – 9 yrs, 4 mos; Mr. Stetz – 19 yrs, 11 mos; Mr. Wilson – 14 yrs; Mr. Timbie – 11 yrs, 3 mos and Mr. Kurzius 2 yrs, 9 mos.

(2)	Amounts represent the actuarial present value of the named executive officer’s accumulated benefit under each respective plan, computed as of the same pension plan measurement date used pursuant to our 2007 audited financial statements, or September 30, 2007. For a discussion of the assumptions used in this valuation, see Note 9 to our 2007 audited financial statements. All assumptions are the same for purposes of the above calculation, other than the assumed retirement age is age 62, the earliest age at which the executives may retire with unreduced benefits.

NON-QUALIFIED DEFERRED COMPENSATION

     In 1999, McCormick adopted a deferred compensation plan that allows a limited number of management employees, including each of the named executive officers, to defer up to 80% of their base salary and up to 80% of their annual cash bonus each year. These percentages were chosen to provide maximum deferral flexibility while requiring sufficient non-deferral salary out of which federal withholding and certain other payroll-based items could be funded. McCormick makes no contributions to the plan. For all plan participants, including each of the named executive officers, the deferred amounts are recorded in a notional deferred compensation account and change in value based upon the gains and losses of “benchmark” fund alternatives. These fund alternatives are the same as those available under The McCormick 401(k) Retirement Plan, except there is also one real estate fund (which is generally publicly-available) that is available under this plan that is not available under The McCormick 401(k) Retirement Plan because it was determined by the Investment Committee to have a risk level that is not appropriate to offer in the more general McCormick 401(k) Retirement Plan. Participants may elect to change their fund choices at any time; however, if a named executive officer invests in the McCormick Common Stock Fund, that investment choice must remain until their distribution date.

     In most cases, deferred amounts plus earnings are paid upon the participant’s retirement or termination of employment. Upon a participant’s termination of employment, the Plan balance is paid on a lump-sum basis. Upon retirement, the Plan balance is paid in 5, 10, 15, or 20 year installments based on the participant’s election made at the time of the deferral.

     The following table sets forth the named executive officers’ contributions, account earnings and aggregate balance under the nonqualified deferred compensation plan as of November 30, 2007.

				Aggregate
	Executive	Aggregate	Aggregate	Balance
	Contributions	Earnings in	Withdrawals/	at Last
	in Last FY	Last FY	Distributions	FYE
Name (1)	($) (2)	($) (3)	($)	($) (4)
Robert J. Lawless	—	16,790	—	2,046,336
Francis A. Contino	—	—	—	—
Gordon M. Stetz, Jr.	55,035	19,981	—	366,924
Alan D. Wilson	149,424	19,565	—	565,180
Mark T. Timbie	147,231	84,709	—	1,208,808
Lawrence E. Kurzius	35,005	2,086	—	37,091
____________________

(1)	Mr. Contino does not participate, and has not participated in the past, in the nonqualified deferred compensation plan.

(2)	Amounts represent deferrals of base salary and annual non-equity incentive plan compensation by each respective named executive officer during fiscal 2007 as follows: Mr. Stetz - $43,043 (salary), $11,992 (non-equity incentive plan compensation); Mr. Wilson - $149,424 (non-equity incentive plan compensation); Mr. Timbie - $65,300 (salary), $81,931 (non-equity incentive plan compensation); and Mr. Kurzius - $35,005 (salary). The salary amounts are included within the “Salary” column of the “Summary Compensation Table” above. The non-equity incentive plan compensation amounts are with respect to fiscal year 2006 annual incentive compensation that was paid during fiscal year 2007 and thus are not included in the Summary Compensation Table.

(3)	Nonqualified deferred compensation earnings are not above-market or preferential and therefore these amounts are not reported in the “Summary Compensation Table” above.

(4)	Of these amounts, the following amounts are included in the “Summary Compensation Table” above for each named executive officer: Mr. Stetz - $43,043; Mr. Timbie - $65,300; and Mr. Kurzius - $35,005.

POTENTIAL PAYMENTS UPON TERMINATION OR CHANGE IN CONTROL

     Other than as described below, McCormick does not maintain any agreements, arrangements or plans that provide the named executive officers with payments upon a termination or change in control of the company that are not available generally to all employees of McCormick on a non-discriminatory basis. Similar to all employees of McCormick, upon involuntary termination without cause, each named executive officer is entitled to receive the following payments and benefits:

  a lump sum payment equal to his accrued but unused vacation time;
  post-employment health benefits for the remainder of the calendar month of departure and option for COBRA for up to 18 months following termination;
  severance equal to one week of base pay for every year of service, plus six weeks; and
  in the event of a termination of employment due to total and permanent disability, a monthly payment equal to 50% of salary (up to $225,000) minus 50% of the social security payment received.

     In addition, upon termination of employment, including retirement, the applicable named executive officers are entitled to receive their respective balances pursuant to our nonqualified deferred compensation plan as described above under “Non-Qualified Deferred Compensation.”

Supplemental Disability

     If the named executive officer’s employment is terminated due to a declaration of total and permanent disability, each executive is entitled to receive an amount based upon the executive’s base salary amount above $225,000 (the ERISA compensation maximum) in effect at the time of disability. This amount is to be paid to the executive in equal monthly installments until the executive reaches age 65. This supplemental disability benefit is available for all employees of McCormick with a base salary in excess of the $225,000 limit.

Equity Plans

     The vesting schedules under outstanding equity awards accelerate to maturity upon death, total and permanent disability, retirement and a “change in control” (as defined below). While this benefit is available to all of our equity plan participants equally, pursuant to SEC requirements, we have included this acceleration benefit in the table below.

     A “change in control” is generally defined as:

  the consolidation or merger of McCormick with or into another entity where McCormick is not the continuing or surviving corporation, except for any consolidation or merger in which, generally, the holders of McCormick’s Common Stock and Non-Voting Common Stock immediately before the consolidation or merger own in excess of 50% of the voting stock of the surviving corporation;
  any sale, lease, exchange or other transfer of all or substantially all of the assets of McCormick;
  any person becoming the beneficial owner, directly or indirectly, of McCormick securities representing more than 13% (or 35% in the event that the vote limitation provision of the Charter is deemed unenforceable) of the voting power of all the outstanding securities of McCormick having the right to vote in an election of the Board; or
  directors approved by at least a majority of the Board of Directors cease to constitute a majority of the members of the Board.

      If approved, our 2007 Omnibus Incentive Plan will provide for similar treatment of outstanding, unvested equity awards granted thereunder upon the various events described above. See “Proposal Two – 2007 Omnibus Incentive Plan” below.

Estimates of Payments

     The table below sets forth estimated payment amounts each named executive officer would receive, unless otherwise noted, upon death, total and permanent disability, retirement, involuntary termination without cause or change in control. For purposes of the estimated amounts below, we have assumed the respective triggering event occurred on November 30, 2007, the last day of our fiscal year, and that the price per share of our Common Stock on the triggering event was $38.21, the closing market price of our Common Stock on November 30, 2007. Also, we have not included each named executive officer’s award under the McCormick Incentive Bonus Plan or their respective balances pursuant to our nonqualified deferred compensation plan as these amounts are disclosed in the “Non-Equity Incentive Plan Compensation” column of the “Summary Compensation Table” and the “Aggregate Balance at Last FYE” column of the “Nonqualified Deferred Compensation” table above.

	Named Executive Officer and Payments Upon Termination
	Robert J.	Francis A.	Gordon M.	Alan D.	Mark T.	Lawrence E.
Executive Benefits	Lawless	Contino	Stetz, Jr.	Wilson	Timbie	Kurzius
Mid-Term Incentive Plan
2006-2008 (Performance Cycle)
Retirement/Death/Disability/
Involuntary Termination (1)	2,060,010	672,477	14,583	790,278	527,778	310,002
CIC	3,090,000	1,008,711	189,583	1,185,417	791,677	465,000
Long-Term Incentive:
Accelerated Restricted Stock Units	1,389,048	473,078	98,732	608,800	400,861	361,428
Accelerated Stock Options	960,080	374,333	87,966	321,253	283,722	193,513
Pension Plan Payment (2):
Retirement/Involuntary
Termination/CIC	580,418	301,585	198,795	174,011	166,623	— (6)
Disability	543,659	322,506	411,517	396,784	380,746	137,308
Death	289,846	281,569	90,657	86,562	72,422	— (6)
SERP Payment (3):
Retirement/Involuntary
Termination/CIC	16,104,755	2,192,173	—	—	364,134 (7)	—
Disability	11,287,392	2,047,224	—	—	931,837	—
Death	7,975,582	1,062,769	—	—	102,409	—
Disability Benefits (4)	409,804	139,804	49,804	149,804	99,804	64,804
Life Insurance (5)	535,000	265,000	175,000	275,000	225,000	190,000
____________________

(1)	These amounts represent target awards for the 2006-2008 performance cycle adjusted pro rata based on service through November 30, 2007. The Plan provides that these amounts would be further adjusted (0-200%) based on the Company’s performance.

(2)	Present value of benefits payable immediately if triggering event occurred on November 30, 2007. The amounts are calculated based on the 2007 FAX disclosure discount rates of 6.85% and the RP-2000 generational mortality table for post-retirement mortality. See the narrative to the “Pension Benefits” table above for a discussion of the payment formulae upon the various termination events.

(3)	Present value of benefits payable immediately if triggering event occurred on November 30, 2007. The amounts are calculated based on the 2007 FAX disclosure discount rates of 6.59% and the RP-2000 generational mortality table for post-retirement mortality. See the narrative to the “Pension Benefits” table above for a discussion of the payment formulae upon the various termination events.

(4)	The amount shown is an estimated annual benefit paid to the named executive officer in the event that he becomes totally and permanently disabled. The amounts are calculated on the amount in excess of $225,000 limit. The amounts set forth in the table above assume the executive’s current base salary and one-half of the maximum social security offset, as applicable.

(5)	The amount shown is a one-time benefit paid to the named executive officer upon death. The amounts set forth in the table above assume the executive’s current base salary and represent the 50% of base salary benefit that is company-paid and does not include any optional increases in coverage that may have been elected.

(6)	As of November 30, 2007, Mr. Kurzius was the only named executive officer not yet vested under the Pension Plan for purposes of termination upon retirement/involuntary termination/change in control or death.

(7)	As of November 30, 2007, present value of benefits associated with involuntary termination or change in control for Mr. Timbie would have been $231,084. Amount shown for Mr. Timbie represents the present value of benefits associated with retirement. For all other named executive officers, the present value of benefits associated with involuntary termination or change in control is the same as the present value of benefits associated with retirement and reflects the amounts set forth above.

COMPENSATION COMMITTEE INTERLOCKS AND
INSIDER PARTICIPATION

     No member of the Compensation Committee is, or during the last fiscal year was, an officer or an employee of McCormick or any of its subsidiaries, and no member has any interlocking or insider relationship with McCormick which is required to be reported under applicable rules and regulations of the SEC.

EQUITY COMPENSATION PLAN INFORMATION

     The following table summarizes information about McCormick’s equity compensation plans as of November 30, 2007:

Number of securities
		(1)	remaining available for
	Number of securities to	Weighted-average	future issuance under equity
	be issued upon exercise	exercise price of	compensation plans
	of outstanding options,	outstanding options,	(excluding securities
	warrants and rights	warrants and rights	reflected in column (a))
Plan Category	(a)	(b)	(c)
Equity Compensation Plans	Common Stock	Common Stock	Common Stock
approved by security holders (2)	10,581,877	$26.08	5,159,484
	Common Stock	Common Stock	Common Stock
	Non-Voting	Non-Voting	Non-Voting
	3,763,560	$26.96	2,225,106

Equity Compensation Plans not	Common Stock	Common Stock	Common Stock
approved by security holders (3)	198,205	$30.02	1,024,231
	Common Stock	Common Stock	Common Stock
	Non-Voting	Non-Voting	Non-Voting
	67,420	$29.75	341,207

Total	Common Stock	Common Stock	Common Stock
	10,780,082	$26.15	6,183,715
	Common Stock	Common Stock	Common Stock
	Non-Voting	Non-Voting	Non-Voting
	3,830,980	$27.01	2,566,313
____________________

(1)	The weighted-average exercise price does not include the 373,047 shares issuable upon vesting of outstanding restricted stock unit awards, which have no exercise price.
(2)	Includes the 1997 and 2001 Stock Option Plans, the 2007 Employees Stock Purchase Plan, the 1991, 1999 and 2004 Directors Non-Qualified Stock Option Plans, the Directors’ Share Ownership Program and the 2004 Long-Term Incentive Plan.
(3)	Includes options granted to foreign nationals pursuant to plans for certain non-US subsidiaries and in lieu of participation under the 1997 and 2001 Stock Option Plans and the 2004 Long-Term Incentive Plan. Except for minor variations required by tax laws of various jurisdictions, the terms and conditions of such options are substantially the same as the options granted under the U.S. plans.

PROPOSAL TWO
2007 OMNIBUS INCENTIVE PLAN

     On November 27, 2007, the Board of Directors adopted the 2007 Omnibus Incentive Plan (the “Plan”), subject to the approval of McCormick’s stockholders within one year of such date. McCormick’s stockholders are being asked to approve the Plan at the Annual Meeting.

     The purpose of the Plan is to enhance the ability of McCormick and its related entities to attract and retain highly talented and experienced directors, officers, other key employees, and independent contractors, to motivate Plan participants to achieve McCormick’s financial goals and strategic objectives, and to facilitate the design and implementation of competitive incentive compensation programs. To this end, the Plan provides for the grant of share-based awards in the form of stock options, stock appreciation rights, restricted stock, stock units, unrestricted stock, dividend equivalent rights, performance shares and performance units, as well as the grant of cash awards. The Plan permits the payment of incentive compensation that may or may not satisfy the criteria for “performance-based compensation” within the meaning of Section 162(m) of the Internal Revenue Code.

      On the record date, the number of shares of Common Stock and Common Stock Non-Voting reserved for issuance under the Plan was 6,000,000 and 2,000,000, respectively, plus any shares of Common Stock and Common Stock Non-Voting that are subject to outstanding awards under prior McCormick equity incentive plans that expire or are forfeited, canceled or settled for cash without delivery of shares of Common Stock or shares of Common Stock Non-Voting after the date the McCormick stockholders approve the Plan, to the extent such shares would have been added back to the total number of shares of stock available for issuance under the prior equity incentive plans. The prior McCormick equity incentive plans include the 2004 Long-Term Incentive Plan, 2002 Mid-Term Incentive Plan, 2001 Stock Option Plan, 1997 Stock Option Plan, 1999 Directors’ Non-Qualified Stock Option Plan, 2004 Directors’ Non-Qualified Stock Option Plan, McCormick (UK) Share Option Scheme and 2000 McCormick France Share Option Plan. For purposes of the description of the Plan below, the Common Stock and the Common Stock Non-Voting will be referred to collectively as the “Stock.”

      On the record date, the closing price of our Common Stock was $36.65 per share. There are currently eight participants in the Plan. On November 27, 2007, the Compensation Committee approved the FY2008-2010 performance cycle under the mid-term incentive program which will be administered under the Plan, subject to the achievement of specified performance goals. For a discussion of the performance goals relating to these awards, see “Compensation Discussion and Analysis – Mid-Term Incentive Program” above. On the record date, there were approximately 11 executive officers, 500 employees and 10 non-employee directors of McCormick and its subsidiaries who were eligible to participate in the Plan.

     The following is a summary of the principal features of the Plan. This summary is qualified in its entirety by the more detailed terms and conditions of the Plan, a copy of which is attached as Exhibit A to this Proxy Statement. If the Plan is not approved by the required vote of stockholders by December 1, 2008, it will terminate. McCormick intends to file a registration statement under the Securities Act of 1933, as amended, to register the shares of Stock to be issued pursuant to the Plan.

     Required Vote of Stockholders. The affirmative vote of a majority of all votes cast by holders of the shares of Common Stock of McCormick present in person or by proxy at a meeting at which a quorum is present is required to approve the Plan.

      The Board of Directors recommends that stockholders vote FOR the approval of the Plan.

DESCRIPTION OF THE PLAN

Administration

     The Compensation Committee of the Board of Directors will administer the Plan for those participants who are either members of the Board of Directors or executive officers. The Management Committee of the Board of Directors will administer the Plan for all other participants. The term “Committees” refers to the Compensation Committee or the Management Committee, as the case may be.

Eligibility

     The Committees will designate those employees of McCormick and non-employee members of the Board of Directors who will participate in the Plan. The Committees will consider the position and responsibilities of the participant, the nature and value of such participant’s services and accomplishments, the present and potential contribution of the participant to the success of McCormick and such other factors as the Committees may deem appropriate.

Shares Authorized

     Subject to adjustment in the event of recapitalization, stock split, reorganization or similar transaction, 6,000,000 shares of the Company’s Common Stock and 2,000,000 shares of Common Stock Non-Voting will be reserved for issuance under awards granted under the Plan. Of such number, no more than 7,500,000 shares may be granted as awards other than stock options or stock appreciation rights. In addition, shares of Stock that are subject to outstanding awards under the prior McCormick equity incentive plans that expire or are forfeited, canceled or settled for cash without delivery of shares of Stock after the date the McCormick stockholders approve the Plan, to the extent such shares would have been added back to the total number of shares of stock available for issuance under such prior equity incentive plans, will also be available for issuance under awards granted under the Plan. Shares of Stock covered by awards that are not earned or that expire or are forfeited, terminated, canceled, settled in cash, payable solely in cash or exchanged for other awards, will be available for future issuance under the Plan, however, shares of Stock tendered to or withheld by McCormick in connection with the exercise of stock options, or the payment of tax withholding on any award, will not be available for future issuance under the Plan.

Awards

     The Plan provides that awards may consist of the following share-based awards and cash-based awards, which may be granted singly or in combination with other awards:

Share-Based Awards

Non-Qualified Stock Options. A non-qualified stock option is an award in the form of a stock option to purchase shares of McCormick’s Stock. Non-qualified stock options do not qualify for the special tax treatment accorded to incentive stock options under Section 422 of the Internal Revenue Code. The exercise price of each non-qualified stock option will not be less than the fair market value of the Stock on the date on which the stock option is granted.

Incentive Stock Options. An incentive stock option is an award in the form of a stock option to purchase shares of Stock that is intended to comply with the requirements of Section 422 of the Internal Revenue Code. The exercise price of each incentive stock option will not be less than the fair market value of the Stock on the date on which the stock option is granted.

Stock Appreciation Rights. A stock appreciation right is an award in the form of a right to receive cash, Stock, or other forms of payment in an amount equal to the appreciation in the value of the Stock over a base price established in the award. The Committees may grant stock appreciation rights either independently of stock options or in tandem with stock options such that the exercise of one cancels the other. The minimum base price of a stock appreciation right will not be less than the fair market value of the underlying Stock on the date on which the stock appreciation right is granted.

Restricted Stock. Restricted stock is an award of shares of Stock that are issued subject to specified restrictions on transfer, forfeiture and/or such other restrictions on incidents of ownership.

Restricted Stock Units. A restricted stock unit is an award payable in cash or Stock that is represented by a bookkeeping credit equal to the fair market value of a share of Stock on the date on which the restricted stock unit is granted.

Unrestricted Stock Awards. An unrestricted stock award is an award of shares of Stock that are not subject to the satisfaction of any conditions or restrictions.

Performance Shares and Performance Units. An award of performance shares or performance units is an award of restricted stock or restricted stock units where the vesting of the award is conditioned on the attainment of performance objectives.

Cash-Based Awards

     Cash-based awards are awards that provide participants with the opportunity to earn cash payments based upon the achievement of one or more performance goals established for an award cycle. For each award cycle, the Committees will determine the relevant performance criteria, the length of the award cycle, the goal for each criterion, the achievement necessary for awards to be paid, the weighting of performance goals, and the size of the awards.

Performance-Based Awards

     Section 162(m) of the Internal Revenue Code limits publicly-held companies, such as McCormick, to an annual deduction for Federal income tax purposes of $1 million for compensation paid to their chief executive officer or any one of the three other most highly compensated officers. However, performance-based compensation is excluded from this limitation. The Plan is designed to permit the Compensation Committee to grant awards that qualify as performance-based for purposes of satisfying the conditions of Section 162(m).

     To qualify as performance-based:

(i)	the compensation must be paid solely on account of the attainment of one or more pre-established, objective performance goals;

(ii)	the performance goal under which compensation is paid must be established by a compensation committee comprised solely of two or more directors who qualify as outside directors for purposes of the exception;

(iii)	the material terms under which the compensation is to be paid must be disclosed to and subsequently approved by stockholders of the corporation before payment is made in a separate vote; and

(iv)	the compensation committee must certify in writing before payment of the compensation that the performance goals and any other material terms were in fact satisfied.

     In the case of compensation attributable to stock options, the performance goal requirement (summarized in (i) above) is deemed satisfied, and the certification requirement (summarized in (iv) above) is inapplicable, if the grant or award is made by the Committee; the plan under which the option is granted states the maximum number of shares of Stock with respect to which options may be granted during a specified period to an employee; and under the terms of the option, the amount of compensation is based solely on an increase in the value of the Stock after the date of grant.

     Under the Plan, one or more of the following business criteria, on a consolidated basis, and/or with respect to specified subsidiaries or business units, are used exclusively by the Committees in establishing performance goals: (i) net sales; (ii) operating income; (iii) pre- or after-tax income; (iv) operating profit minus capital charges; (v) cash flow, including operating cash flow, free cash flow, cash flow return on equity, and cash flow return on investment; (vi) net income; (vii) earnings per share; (viii) earnings before interest and taxes; (ix) earnings before interest, taxes, depreciation and/or amortization; (x) return on equity; (xi) return on invested capital; (xii) return on assets; (xiii) economic value added (or an equivalent measure); (xiv) share price performance; (xv) total stockholder return; (xvi) improvement in or achievement of expense levels; (xvii) improvement in or achievement of working capital levels; (xviii) innovation as measured by a percentage of sales of new products; (xix) market share; (xx) productivity ratios; (xxi) completion and/or integration of acquisitions of businesses or companies; and (xxii) completion of divestitures and asset sales.

Share Limit for Share-Based Awards

     The maximum number of shares of Stock that may be subject to stock options and stock appreciation rights granted or issued under the Plan in any calendar year to an individual participant is one percent of the issued and outstanding shares of Stock on November 30 of the calendar year immediately preceding the date of grant of the award. The maximum number of shares of Stock that may be subject to restricted stock, unrestricted stock and restricted stock units granted or issued under the Plan in any calendar year to an individual is one percent of the issued and outstanding shares of Stock on November 30 of the calendar year immediately preceding the date of grant of the award. The maximum number of shares of Stock that may be subject to performance shares and performance units granted or issued under the Plan in any calendar year to an individual is one percent of the issued and outstanding shares of Stock on November 30 of the calendar year immediately preceding the date of grant of the award. In all cases, the limit on the number of shares of Stock available for issuance in any calendar year to an individual will be increased by the number of shares of Stock available under the Plan for grant or issuance in previous calendar years but not covered by awards granted as stock options, stock appreciation rights, restricted stock, unrestricted stock, restricted stock units, performance share and performance units, as the case may be, in previous calendar years.

Maximum Term of Awards and Plan

     No award that contemplates exercise or conversion may be exercised or converted, and no other award that defers vesting, will remain outstanding and unexercised, unconverted or unvested more than ten years after the date the award was initially granted. The Board of Directors may at any time terminate, suspend or discontinue the Plan. The Board of Directors may amend the Plan at any time, provided that any material amendment to the Plan will not be effective unless approved by McCormick’s stockholders. No award may be granted under the Plan after December 1, 2017.

Adjustments for Stock Dividends and Similar Events

     The Committees will make appropriate adjustments in outstanding awards and the number of shares available for issuance under the Plan, including the individual limitations on awards, to reflect stock splits and other similar events.

Award Agreements

     Each award under the Plan that is a share-based award will be evidenced by an award agreement setting forth the number of shares of Stock or share units, as applicable, subject to the award, and the price (if any) and term of the award and, in the case of performance-based awards, the applicable performance goals. The award agreement also will set forth such other material terms and conditions as the Committees may deem applicable to the award consistent with the limitations of the Plan.

Change of Control

     In the event of a change in control of McCormick, all conditions and restrictions on the exercise of all awards (excluding options and stock appreciation rights that are not “in the money”) then outstanding (including but not limited to vesting schedules requiring a specified period of service and performance goals requiring the satisfaction of specific performance criteria) will be waived and such awards will become exercisable or payable immediately for the full amount of the shares of Stock and/or any cash payment covered by such awards.

Tax Consequences

     The following is a brief description of the Federal income tax treatment that will generally apply to awards under the Plan based on current Federal income tax rules.

Non-Qualified Stock Options. A participant who has been granted a non-qualified stock option will not realize taxable income at the time of grant, and McCormick will not be entitled to a tax deduction at that time. In general, when the option is exercised, the participant will realize ordinary income in an amount equal to the excess of the fair market value of the acquired shares over the exercise price for those shares, and McCormick will be entitled to a corresponding tax deduction. Any gains or losses realized by the participant upon disposition of the shares will be treated as capital gains or losses, and the participant’s basis in such shares will be equal to the fair market value of the shares at the time of exercise.

Incentive Stock Options. A participant who has been granted an incentive stock option will not realize taxable income at the time of grant, and McCormick will not be entitled to a tax deduction at that time. The exercise of an incentive stock option will not result in taxable income to the participant provided that the participant was, without a break in service, an employee of McCormick or a subsidiary during the period beginning on the date of the grant of the option and ending on the date three months prior to the date of exercise (one year prior to the date of exercise if the participant is disabled). The excess of the fair market value of the shares at the time of the exercise of an incentive stock option over the exercise price is included in calculating the participant’s alternative minimum taxable income for the tax year in which the incentive stock option is exercised unless the participant disposes of the shares in the year of exercise.

     If the participant does not sell or otherwise dispose of the shares within two years from the date of the grant of the incentive stock option or within one year after the transfer of such shares to the participant, then, upon disposition of such shares, any amount realized in excess of the exercise price will be taxed to the participant as capital gain and McCormick will not be entitled to a corresponding tax deduction. The participant will generally recognize a capital loss to the extent that the amount realized is less than the exercise price.

     If the foregoing holding period requirements are not met, the participant will generally realize ordinary income at the time of the disposition of the shares, in an amount equal to the lesser of (i) the excess of the fair market value of the shares on the date of exercise over the exercise price, or (ii) the excess, if any, of the amount realized upon disposition of the shares over the exercise price, and McCormick will be entitled to a corresponding tax deduction. Any amount realized in excess of the value of the shares on the date of exercise will be capital gain. If the amount realized is less than the exercise price, the participant will not recognize ordinary income, and the participant will generally recognize a capital loss equal to the excess of the exercise price over the amount realized upon the disposition of the shares.

Stock Appreciation Rights. A participant who has been granted a stock appreciation right will not realize taxable income at the time of the grant, and McCormick will not be entitled to a tax deduction at that time. Upon the exercise of a stock appreciation right, the amount of cash or the fair market value of any shares received will be taxable to the participant as ordinary income and McCormick will be entitled to a corresponding tax deduction. Any gains or losses realized by the participant upon disposition of any such shares will be treated as capital gains or losses, and the participant’s basis in such shares will be equal to the fair market value of the shares at the time of exercise.

Performance Shares and Units; Restricted Stock Units. A participant who has been granted a performance share award, a performance unit award or restricted stock unit award will not realize taxable income at the time of grant and McCormick will not be entitled to a tax deduction at that time. The participant will have compensation income at the time of distribution equal to the amount of cash received and the then-fair market value of the distributed shares, and McCormick will then be entitled to a corresponding tax deduction.

Restricted Stock. In general, a participant who has been granted a restricted stock award will not realize taxable income at the time of grant and the Company will not be entitled to a tax deduction at that time, assuming that the shares are not transferable and that the restrictions create a “substantial risk of forfeiture” for Federal income tax purposes. Upon the vesting of the shares subject to an award, the participant will realize ordinary income in an amount equal to the then-fair market value of the shares, and the Company will be entitled to a corresponding tax deduction. Any gains or losses realized by the participant upon disposition of such shares will be treated as capital gains or losses, and the participant’s basis in such shares will be equal to the fair market value of the shares at the time of vesting. A participant may elect pursuant to section 83(b) of the Internal Revenue Code to have income recognized at the date of grant of a restricted stock award and to have the applicable capital gain holding period commence as of that date. If a participant makes this election, the Company will be entitled to a corresponding tax deduction in the year of grant. If the Participant does not make an election pursuant to Section 83(b), dividends paid to the participant during the restriction period will be treated as compensation income to the participant and the Company will be entitled to a corresponding tax deduction.

Other. When a participant sells shares that the participant has received under an award, the participant will generally recognize long-term capital gain or loss if, at the time of the sale, the participant has held the shares for more than one year from the date the participant acquired the shares (or, in the case of a restricted stock award, more than one year from the date the shares vested unless the participant made an election pursuant to section 83(b), described above). If the participant has held the shares for one year or less, the gain or loss will be short-term capital gain or loss.

NEW PLAN BENEFITS - 2007 OMNIBUS INCENTIVE PLAN

Value of
Award (1)
Name and Position	($)
Robert J. Lawless	$—
Chairman of the Board & Chief Executive Officer (2)
Francis A. Contino	$688,028
Executive Vice President - Strategic Planning & Chief Financial Officer (3)
Gordon M. Stetz, Jr.	$289,800
Executive Vice President & Chief Financial Officer (3)
Alan D. Wilson	$1,786,149
President and Chief Operating Officer (2)
Mark T. Timbie	$419,175
President - North American Consumer Foods
Lawrence E. Kurzius	$314,640
President - Europe, Middle East & Africa
Executive Officer Group (8 persons)	$3,458,252
Non-Executive Director Group (0 persons)	$—
Non-Executive Officer/Employee Group (0 persons)	$—
____________________

(1)	Amounts represent the target payout amounts that could be earned by each named executive officer for the FY2008-2010 performance cycle under the Mid-Term Incentive Plan, subject to the achievement of specified performance goals, and, pursuant to SEC requirements, were estimated based upon McCormick’s expected results for fiscal years 2008-2010. For a discussion of the performance goals relating to these awards, see “Compensation Discussion & Analysis – Mid-Term Incentive Plan” above. There is no guarantee that all or any part of these performance-based awards will actually be earned and paid to the named executive officer upon completion of the three-year performance cycle. If all conditions are satisfied, the awards will be paid in cash in December 2010. For Messrs. Contino and Wilson, the amounts also include the following target payout amount that could be earned by each named executive officer for the FY2008 Management Incentive Bonus, subject to the achievement of specified performance goals, and, pursuant to SEC requirements, were estimated based upon McCormick’s expected results for fiscal year 2008: Mr. Contino – $194,333 and Mr. Wilson – $637,500. For a discussion of the performance goals relating to these awards, see “Compensation Discussion & Analysis – Mid-Term Incentive Plan” above. There is no guarantee that all or any part of these performance-based awards will actually be earned and paid to the named executive officer upon completion of the performance period.

(2)	As previously announced on October 1, 2007, Mr. Lawless retired from McCormick on January 1, 2008. He continues to serve as our Chairman of the Board. Mr. Wilson was named President and Chief Executive Officer on January 1, 2008 and was appointed to our Board of Directors on November 27, 2007.

(3)	As previously announced on July 2, 2007, Gordon M. Stetz, Jr. was named Executive Vice President & Chief Financial Officer, effective November 1, 2007. Mr. Contino continues to serve as Executive Vice President – Strategic Planning until his retirement on July 1, 2008.

REPORT OF AUDIT COMMITTEE
AND
FEES OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

Report of Audit Committee

     The responsibilities of the Audit Committee are defined in a Charter, which has been approved by the Board of Directors of McCormick. The Committee’s Charter is available at McCormick’s website at www.mccormick.com under “Our Company – Investors” then “Board Committees.” Among other things, the Charter charges the Committee with the responsibility for reviewing McCormick’s audited financial statements and the financial reporting process. In carrying out that responsibility, the Committee has reviewed and discussed McCormick’s audited financial statements with management, and it has discussed with McCormick’s Independent Registered Public Accounting Firm the matters which are required to be discussed by Statement on Auditing Standards No. 61, as amended by Statement on Auditing Standards No. 90 (Communication with Audit Committees). In addition, the Committee has reviewed the written disclosures required by Independence Standards Board Standard No. 1, which were received from McCormick’s Independent Registered Public Accounting Firm, and has discussed the Independent Registered Public Accounting Firm’s independence with them. The Audit Committee has reviewed the fees of the Independent Registered Public Accounting Firm for non-audit services and believes that such fees are compatible with the independence of the Independent Registered Public Accounting Firm.

     Based on these reviews and discussions, the Committee recommended to the Board of Directors that McCormick’s audited financial statements be included in McCormick’s Annual Report on Form 10-K for McCormick’s fiscal year ended November 30, 2007.

     The members of the Audit Committee are “independent” pursuant to the requirements of McCormick’s Corporate Governance Guidelines, the NYSE’s Listing Standards and applicable SEC rules.

     Submitted by:

          Audit Committee
          James T. Brady, Chairman
          J. Michael Fitzpatrick
          Michael D. Mangan

Fees of Independent Registered Public Accounting Firm

Audit Fees

     The audit fees billed for professional services rendered by Ernst & Young LLP for the audit of McCormick’s annual financial statements for the most recent fiscal year and the review of the financial statements included in McCormick’s Quarterly Reports on Form 10-Q for the most recent fiscal year were $3.9 million. For the 2006 fiscal year, such fees were $4.1 million.

Audit Related Fees

     The aggregate fees billed for all audit related services rendered by Ernst & Young LLP for the most recent fiscal year were approximately $900,000, and for the 2006 fiscal year were approximately $1.0 million. Audit related services principally include due diligence in connection with acquisitions, accounting consultations, audits and consultations in connection with dispositions, assistance with internal control documentation and information systems audits. McCormick discontinued utilizing Ernst & Young LLP as its internal auditor in July of 2002.

Tax Fees

     The aggregate fees billed for all tax services rendered by Ernst & Young LLP for the most recent fiscal year were approximately $500,000, and for the 2006 fiscal year were approximately $500,000. Tax services principally include tax compliance, tax advice and tax planning (including expatriate tax services).

All Other Fees

     No other professional services were rendered or fees billed by Ernst & Young LLP for the most recent fiscal year or for the 2006 fiscal year.

     The Audit Committee has adopted policies and procedures for the pre-approval of the above fees. All requests for services to be provided by Ernst & Young LLP are submitted to the Manager of Internal Audit, who subsequently requests pre-approval from the Audit Committee Chairman. Requests for services in excess of $250,000 require pre-approval from the entire Audit Committee. A schedule of approved services is then reviewed and approved by the entire Audit Committee at each Audit Committee meeting.

PROPOSAL THREE
RATIFICATION OF APPOINTMENT OF
INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

     The Board of Directors has ratified and affirmed the Audit Committee’s appointment of the accounting firm of Ernst & Young LLP to serve as the Independent Registered Public Accounting Firm of McCormick for the current fiscal year subject to ratification by the stockholders of McCormick. Ernst & Young LLP were first appointed to serve as the Independent Registered Public Accounting Firm of McCormick in 1982 and are considered by the Audit Committee and the management of McCormick to be well qualified.

     Representatives of Ernst & Young LLP are expected to be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and are expected to be available to respond to appropriate questions.

     Although stockholder ratification is not required, the appointment of Ernst & Young LLP is being submitted for ratification as a matter of good corporate practice with a view towards soliciting stockholders’ opinions which the Audit Committee will take into consideration in future deliberations. If Ernst & Young LLP’s selection is not ratified at the Annual Meeting of Stockholders, the Audit Committee will reconsider whether to retain Ernst & Young LLP. Even if the selection is ratified, the Audit Committee in its discretion may direct the appointment of a different independent registered public accounting firm at any time during the year if it determines that such a change would be in the best interests of McCormick and its stockholders.

     Required Vote of Stockholders. The affirmative vote of at least a majority of the votes cast is required to ratify the appointment of Ernst & Young LLP as McCormick’s independent registered public accounting firm.

     The Board of Directors recommends that stockholders vote FOR ratification.

SECTION 16(a) BENEFICIAL OWNERSHIP REPORTING COMPLIANCE

     Section 16(a) of the Securities Exchange Act of 1934 requires McCormick’s directors and officers, and persons who own more than 10% of a registered class of McCormick’s equity securities, to file with the Securities and Exchange Commission and the New York Stock Exchange, initial reports of ownership and reports of changes in beneficial ownership of such equity securities of McCormick. To McCormick’s knowledge, based upon the reports filed and written representations regarding reports required during the fiscal year ended November 30, 2007, no executive officer or any director of McCormick failed to file reports required by Section 16(a) on a timely basis.

OTHER MATTERS

     Management knows of no other matters that may be presented for consideration at the Annual Meeting. However, if any other matters properly come before the Annual Meeting, it is the intention of the persons named in the proxy to vote such proxy in accordance with their judgment on such matters.

VOTING PROCEDURES

     The affirmative vote of a majority of all votes cast at a meeting at which a quorum is present is required for the election of each nominee, the approval of the 2007 Omnibus Incentive Plan and the ratification of the appointment of Ernst & Young LLP as McCormick’s independent registered public accounting firm. Abstentions are not counted in the number of votes cast and will have no effect on the results of the vote.

     Under current NYSE rules, the proposals to elect directors and to ratify the appointment of independent auditors are considered “discretionary” items. This means that brokerage firms may vote in their discretion on these matters on behalf of clients who have not furnished voting instructions at least 15 days before the date of the Annual Stockholders’ Meeting. In contrast, the proposal to approve the 2007 Omnibus Incentive Plan is a “non-discretionary” item. This means brokerage firms that have not received voting instructions from their clients on these matters may not vote on this proposal. These so-called “broker non-votes” will not be considered in determining the number of votes necessary for approval and, therefore, will have no effect on the outcome of the vote for this proposal.

HOUSEHOLDING OF ANNUAL DISCLOSURE DOCUMENTS

     Pursuant to SEC rules, McCormick intends to send a single annual report and proxy statement to any household where two or more holders of Common Stock reside unless it has received contrary instructions from the stockholders. This rule benefits both stockholders and McCormick. It eliminates unnecessary mailings delivered to your home and helps to reduce McCormick’s expenses. Each stockholder will continue to receive a separate proxy card.

     If your household receives a single set of disclosure documents for this year, and you would prefer to receive the duplicate copy, please contact McCormick’s delivery agent, Broadridge Financial Solutions, Inc., by calling their toll-free number, 800-542-1061, or writing to Broadridge Householding Department, 51 Mercedes Way, Edgewood, NY, 11717. Broadridge will provide you with a duplicate copy promptly. If you share an address with another McCormick stockholder and you would prefer to receive a separate set of annual disclosure documents in the future or both of you would prefer to receive only a single set of McCormick’s annual disclosure documents, please contact Broadridge Householding Department at the above telephone number or address.

STOCKHOLDER PROPOSALS FOR 2009 ANNUAL MEETING

     Proposals of stockholders to be presented at the 2009 Annual Meeting must be received by the Secretary of McCormick on or before October 23, 2008 to be considered for inclusion in the 2009 proxy material. Stockholders wishing to submit proposals or director nominations that are not to be included in such proxy statement material must deliver notice to the Secretary at the principal executive offices of McCormick not later than the close of business on the 60th day, nor earlier than the close of business on the 90th day, prior to the first anniversary of the preceding year’s annual meeting. Stockholders are also advised to review McCormick’s By-Laws, which contain additional requirements with respect to advance notice of stockholder proposals and director nominations.